Exhibit 99.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

HEALTHMONT OF GEORGIA, INC. (“SELLER”),

SUNLINK HEALTH SYSTEMS, INC. (“SUNLINK”)

AND

HOSPITAL AUTHORITY OF TIFT COUNTY, GEORGIA

(“BUYER”)

As of March 1, 2012

TABLE OF CONTENTS

1.	PURCHASE OF ASSETS		1

	1.1	Purchased Assets	1

	1.2	Excluded Assets	3

	1.3	Assumed Liabilities	4

	1.4	Excluded Liabilities	5

	1.5	Purchase Price	6

	1.6	Prorations	7

	1.7	Deposit and Due Diligence	7

	1.8	Management Prior to Closing	8

	1.9	Purchase Price Allocation	8

2.	CLOSING		8

	2.1	Closing	8

	2.2	Actions of Seller at Closing	9

	2.3	Actions of Buyer at Closing	10

3.	REPRESENTATIONS AND WARRANTIES OF SELLER		11

	3.1	Existence and Capacity	11

	3.2	Powers; Consents; Absence of Conflicts with Other Agreements, Etc.	11

	3.3	Binding Agreement	12

	3.4	Financial Statements	12

	3.5	Certain Post Financial Statement Date Results	12

	3.6	Licenses	13

	3.7	Certificates of Need	14

	3.8	Medicare Participation/Accreditation	14

	3.9	Regulatory Compliance	15

	3.10	Equipment	15

	3.11	Real Property	15

	3.12	Title	17

	3.13	Employee Benefit Plans	17

	3.14	Litigation or Proceedings	17

	3.15	Environmental Laws	18

	3.16	Hill-Burton and Other Liens	18

	3.17	Taxes	19

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	3.18	Employee Relations	19

	3.19	Agreements and Commitments	20

	3.20	The Contracts	21

	3.21	Supplies	21

	3.22	Insurance	21

	3.23	Medical Staff Matters	22

	3.24	Experimental Procedures	22

	3.25	Condition of Assets	22

	3.26	Compliance Program	23

	3.27	Solvency	23

	3.28	Accounts Receivable	24

	3.29	Accounts Payable	24

	3.31	No Material Misstatements	24

	3.31	No Broker	24

	3.32	No Additional Warranties	24

	3.33	Other Information	24

4.	REPRESENTATIONS AND WARRANTIES OF BUYER		25

	4.1	Powers; Consents; Absence of Conflicts With Other Agreements, Etc.	25

	4.2	Binding Agreement	25

	4.3	Available Capital	25

	4.4	Litigation or Proceedings	26

5.	COVENANTS OF SELLER PRIOR TO CLOSING		26

	5.1	Information	26

	5.2	Operations	26

	5.3	Negative Covenants	27

	5.4	Governmental Approvals	28

	5.5	Additional Financial Information	28

	5.6	No-Shop Clause	29

	5.7	Insurance Ratings	29

	5.8	Professional and General Liability Coverage	29

	5.9	Medical Staff Disclosure	29

	5.10	Surveys and Other Real Property Documents	29

	5.11	Geri-Psych Unit Certificate of Need	30

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6.	COVENANTS OF BUYER PRIOR TO CLOSING		30

	6.1	Governmental Approvals	30

	6.2	Title Commitment	30

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER		31

	7.1	Representations/Warranties	31

	7.2	Pre-Closing Confirmations	31

	7.3	Actions/Proceedings	32

	7.4	Adverse Change	32

	7.5	Insolvency	32

	7.6	Consents to Assignments	32

	7.7	Vesting/Recordation	32

	7.8	Due Diligence	32

	7.9	Employee Matters	33

	7.10	Closing Deliveries	33

8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER		33

	8.1	Representations/Warranties	33

	8.2	Actions/Proceedings	33

	8.3	Closing Deliveries	33

	8.4	Buyer’s Due Diligence	33

9.	COVENANTS NOT TO COMPETE		34

	9.1	Seller’s Covenant Not to Compete and Nonsolicitation	34

	9.2	Remedies	34

10.	ADDITIONAL AGREEMENTS		35

	10.1	Termination Prior to Closing	35

	10.2	Post Closing Access to Information	36

	10.3	Preservation and Access to Records After the Closing	36

	10.4	Tax and Medicare Effect	37

	10.5	Reproduction of Documents	37

	10.6	Cooperation on Tax Matters	37

	10.7	Other Payments	37

	10.8	Employee Matters	37

	10.9	Contract Rights Not Assigned	38

	10.10	Use of Hospital Forms, Policies and Records	39

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	10.11	Misdirected Payments, Etc.	39

	10.12	Use of Controlled Substance Permits	39

	10.13	Interim Billing and Transition Services Agreement	39

	10.14	Condemnation or Destruction	40

11.	INDEMNIFICATION		41

	11.1	Indemnification by Buyer	41

	11.2	Indemnification by Seller	42

	11.3	Notice and Control of Litigation	42

	11.4	Notice of Claim	43

	11.5	Claims Period	43

	11.6	Liability Limits	44

	11.7	Effect of Taxes, Insurance and Other Sources of Reimbursement	44

12.	MISCELLANEOUS		45

	12.1	Schedules and Other Instruments	45

	12.2	Additional Assurances	45

	12.3	Consented Assignment	45

	12.4	Consents, Approvals and Discretion	46

	12.5	Legal Fees and Costs	46

	12.6	Choice of Law	46

	12.7	Benefit/Assignment	46

	12.8	No Brokerage	46

	12.9	Cost of Transaction	47

	12.10	Confidentiality	47

	12.11	Public Announcements	47

	12.12	Waiver of Breach	48

	12.13	Notice	48

	12.14	Severability	48

	12.15	Gender and Number	49

	12.16	Divisions and Headings	49

	12.17	Survival	49

	12.18	Affiliates	49

	12.19	Material Adverse Effect	49

	12.20	Waiver of Jury Trial	49

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12.21	Accounting Date	50

12.22	No Inferences	50

12.23	No Third Party Beneficiaries	50

12.24	Enforcement of Agreement	50

12.25	Force Majeure	50

12.26	Entire Agreement/Amendment	50

12.27	Risk of Loss	51

12.28	Waiver of Bulk Sales Law Compliance	51

12.29	Guaranty	51

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EXHIBITS

Description	Exhibit

Management Agreement	A
General Assignment, Conveyance and Bill of Sale	B
Assignment and Assumption Agreement	C
Limited Power of Attorney	D

SCHEDULES

Description	Schedules

Real Property	1.1(a)
Tangible Personal Property	1.1(b)
Contracts	1.1(e)
Excluded Assets	1.2
Excluded Liabilities	1.4
Approvals and Consents	3.2(b)
No Conflicts	3.2(c)
Financial Statements	3.4
Certain Post-Balance Sheet Results	3.5
Licenses	3.6
Medicare Participation/Accreditation	3.8
Regulatory Compliance	3.9
Permitted Encumbrances	3.11
Notice of Violation of Real Estate Law	3.11(a)
Easements and Other Limitations	3.11(c)
Accessibility Laws	3.11(d)
Tenant Leases	3.11(e)
Rent Roll	3.11(f)
Eminent Domain	3.11(g)
Flood Hazards	3.11(h)
Encroachments	3.11(i)
Employee Benefit Plans	3.13
Litigation or Proceedings	3.14
Environmental Laws	3.15
Hill-Burton and Other Liens	3.16
Taxes	3.17
Employee Relations	3.18
Employment Practices	3.18(b)
Contractual Restrictions	3.18(c)
Agreements and Commitments	3.19
Consent to Assignment	3.20(d)
Penalties, Premiums and Variations	3.20(e)
Insurance	3.22
Medical Staff Matters	3.23
Material Defects	3.25
Compliance Program	3.26
Accounts Payable	3.29
Brokers	3.31
Litigation or Proceedings (Buyer)	4.4

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GLOSSARY OF DEFINED TERMS

Description	Section

Accessibility Laws	3.11(d)
Accounts Payable	1.4(a)
Accounts Receivable	1.1(k)
Acute Care Hospital	Recitals
Affiliate	12.18
Agreement	Introduction
Assessments	3.11(a)
Assignment and Assumption Agreement	2.1(c)
Assumed Liabilities	1.3
Business Day	1.7(b)
Buyer	Introduction
Buyer Receivables	10.15(a)
Buyer Indemnified Parties	11.2
Buyer’s Representative	Recitals
CERCLA	3.15
Certificate of Need	3.7
Closing	2.1
Closing Date	2.1
Closing Documents	3.30
Compliance Program	3.26
Code	3.17
Contracts	1.1(e)
Cutoff Date	1.1(c)
DCH	3.7
Deductible	11.6(a)
Due Diligence Period	1.7(b)
EHR Funds	1.2(a)
Earnest Money Deposit	1.7(a)
Employee Benefits Plans	3.13
Environmental Laws	3.15
Equipment	1.1(b)
ERISA	3.13
Escrow Agent	1.7(a)
Excluded Assets	1.2
Excluded Liabilities	1.4
Financial Statements	3.4
Financial Statement Date	3.4(b)
Government Entity	3.9
HIPAA	3.9
HITECH Act	3.9
Hired Employees	10.8(a)
Hospital Facilities	Recitals

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Hospital Forms	10.10
ICTF	1.2(f)
Indemnified Party	11.3
Indemnifying Party	11.3
Insolvency Event(s)	7.5
Interim Statements	5.5
Inventory	1.1(c)
Knowledge of Buyer or Buyer’s Knowledge	4
Knowledge of Seller or Seller’s Knowledge	3
Lien	2.2(b)
Loss	11.1
Losses	11.1
Management Agreement	1.8
Management Period	1.8
Material Adverse Effect	12.19
ORS	3.6
Permits	1.1(f)
Permitted Encumbrances	3.11
Physician Practices	Recitals
Purchased Assets	1.1
Purchase Price	1.5
RCRA	3.15
Real Property	1.1(a)
Representative	Recitals
Responsible Officers	3
SEC	3.5(h)
SNF	Recitals
Seller	Introduction
Seller Deposits	1.2(c)
Seller Indemnified Parties	11.1
Seller’s Agents	3.33
Seller’s Representative	Recitals
Straddle Patients	10.15(a)
SunLink	Introduction
Surveys	5.10
Territory	9.1
Title Commitment	6.2
Title Company	6.2
WARN Act	3.18(c)

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of March 1, 2012, by and among (i) HealthMont of Georgia, Inc. (“Seller”) a Tennessee for-profit corporation, (ii) solely with respect to Section 5.6, Article 9 and Section 12.29, SunLink Health Systems, Inc. (“SUNLINK”) an Ohio for-profit corporation, and (iii) Hospital Authority of Tift County, Georgia (“Buyer”) a Georgia hospital authority duly organized under the Georgia Hospital Authorities Law.

RECITALS:

A. Seller owns and operates Memorial Hospital of Adel, an acute care hospital licensed for 60 beds (“Acute Care Hospital”), Memorial Convalescent Center which is a skilled nursing facility licensed for 95 beds (“SNF”) and two (2) physician practices (“Physician Practices”). The Acute Care Hospital, SNF and Physician Practices are located in Adel, Georgia. (The Acute Care Hospital, the SNF and Physician Practices are collectively referred to as the “Hospital Facilities”.)

B. Seller desires to sell to Buyer, and Buyer desires to purchase, certain tangible and intangible assets of Seller which are related to, necessary for, or used primarily in connection with, the operation or management of the Acute Care Hospital, the SNF, and the Physician Practices, and any buildings and facilities used solely in the operation of the Hospital Facilities on the terms and conditions set forth in this Agreement.

C. For purposes of this Agreement “Seller’s Representative” shall be Robert M. Thornton, Jr., Chairman and Chief Executive Officer of SunLink (and any other person designated by him in writing to Buyer), and “Buyer’s Representative” shall be William T. Richardson, President and Chief Executive Officer of Buyer. Both shall collectively be referred to herein as “Representatives.” Each Representative may be discharged and replaced by a substitute Representative by Seller or Buyer, as applicable, upon written notice to the other party.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the premises and the agreements, covenants, representations, and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. PURCHASE OF ASSETS.

1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1 hereof), Seller agrees upon payment by Buyer to Seller of the Purchase Price in accordance with Section 1.5, to sell, convey, transfer, assign and deliver to Buyer or cause to be sold, transferred, and assigned to Buyer, and Buyer agrees to purchase and acquire, the Hospital Facilities and all of the tangible and intangible assets of Seller associated therewith, other than the Excluded Assets (hereinafter defined), which assets shall include, without limitation, the following (the “Purchased Assets”):

(a) the real property described on Schedule 1.1(a) of the Seller Disclosure Letter, together with all improvements, any construction in progress, any other buildings and fixtures thereon, and all rights, privileges and easements appurtenant thereto (collectively, the “Real Property”);

(b) the tangible personal property, including, without limitation, all major, minor or other machinery, equipment, vehicles, furniture and furnishings, the current list and general location of which are set forth on Schedule 1.1(b) of the Seller Disclosure Letter (collectively, the “Equipment”);

(c) supplies and inventory owned by Seller (collectively, “Inventory”) as of March 31, 2012 (the “Cutoff Date”) that are used or held for use solely in the operation of the Hospital Facilities, together with any additions or deletions thereto in accordance with this Agreement;

(d) the medical records of Seller in respect of the Acute Care Hospital patients, on the Date of Closing or discharged prior to Date of Closing, the records of Seller in respect of all residents of the SNF on the Date of Closing or discharged prior to Date of Closing, and the medical records of the Physician Practices for patient encounters prior to the Date of Closing, the financial, patient, medical staff and personnel records of Seller relating to the Hospital Facilities including, without limitation, equipment records, medical administrative libraries, medical records, patient billing records, documents, catalogs, books, records, files, operating manuals and current personnel records, whether in electronic form or otherwise;

(e) the rights and interests, to the extent assignable, of Seller in the contracts, commitments, leases and agreements (the “Contracts”) including, without limitation the contracts listed on Schedule 1.1(e) of the Seller Disclosure Letter;

(f) the licenses, approvals, qualifications, registrations, certifications, authorizations, and permits, to the extent assignable, held by Seller relating solely to the ownership, development, and operation of the Hospital Facilities (including, without limitation, any pending or approved governmental approvals (the “Permits”);

(g) the names, trade names, trademarks and service marks (or variations thereof) of Seller associated with the Hospital Facilities (other than the trade names, trademarks, service marks and other intellectual property containing the words, “SunLink,” “SunLink Healthcare,” “HealthMont,” HealthMont of Georgia,” or any iteration or variation thereof), the goodwill associated therewith, and the applications and registrations, if any, associated therewith;

(h) the goodwill associated with the Hospital Facilities and the Purchased Assets;

(i) any rights to causes of action, lawsuits, judgments, claims, and demands, of any nature available to or being pursued by the Seller with respect to the Purchased Assets or the Hospital Facilities whether or not accrued and whether or not disclosed and all rights and defenses in respect of the Assumed Liabilities;

(j) all the proceeds, claims, refunds and rights of recovery under (i) property casualty insurance policies and (ii) liability insurance policies to the extent insuring against, related to or providing coverage for the Assumed Liabilities;

(k) all receivables accrued, including without limitation, accounts and notes receivable, receivables arising from the rendering of services to patients at the Hospital Facilities, claims and settlements made pursuant to Medicare, Medicaid, Blue Cross, and CHAMPUS/TRICARE cost reports filed by the Seller, or to be filed (collectively, the “Accounts Receivable”), with respect to periods following the Cutoff Date;

(l) all deposits, advances, pre-paid expenses and credits accrued after the Cutoff Date;

(m) the other property, other than the Excluded Assets, of every kind, character or description owned by Seller which are used or held for use in the business of the Hospital Facilities, wherever located (exclusive of software, computers and other assets located at SunLink’s offices which are used jointly to provide services to Seller and other hospital, nursing home facilities and physician clinics owned by Affiliates of Seller);

(n) all cash and cash equivalents in the Hospital Accounts (as defined in the Management Agreement) on the Closing Date (exclusive of EHR Funds and or proceeds of ICTF receivables constituting Excluded Assets); and

(o) the interest of Seller in all property of the foregoing types, arising or acquired in the ordinary course of the business of Seller in connection with the Hospital Facilities between the date hereof and the Closing.

Notwithstanding anything to the contrary in this Agreement, Buyer and Seller agree that the definition of Purchased Assets shall be amended to include, upon written request of Buyer delivered to Seller at any time before the Closing, Seller’s Medicare or Medicaid provider numbers and any related Contracts or authorizations.

1.2 Excluded Assets. Notwithstanding the generality of Section 1.1, those assets, properties and rights of Seller and its Affiliates described below, together with any assets described on Schedule 1.2 of the Seller Disclosure Letter, shall be retained by Seller or an Affiliate of Seller as the case may be (collectively, the “Excluded Assets”) and shall not be conveyed to Buyer:

(a) all Accounts Receivable as of the Cutoff Date and all Medicare and Medicaid incentive payments (“EHR Funds”) for meaningful use of electronic health record technology (inclusive of any EHR Funds received by Seller in or with respect to its fiscal year ending June 30, 2011), in each case whether billed or unbilled, accrued, recorded or unrecorded, with collection agencies or otherwise;

(b) all cash, cash equivalents, marketable securities and rights to bank accounts existing as of the Cutoff Date;

(c) all deposits, advances, pre-paid expenses and credits existing as of the Cutoff Date (collectively, the “Seller Deposits”);

(d) the names SunLink, SunLink Health Systems, SunLink Healthcare and HealthMont of Georgia and all iterations thereof;

(e) any Permit that by its terms or by law is not transferable to Buyer;

(f) all receivables, claims and settlements made pursuant to the Indigent Care Trust Fund of the State of Georgia (“ICTF”) paid with respect to the State of Georgia’s fiscal year ending June 30, 2012;

(g) the charter documents of the Seller, minute books, stock ledgers, tax identification numbers, books of account and other constituent records relating to the corporate organization of the Seller;

(h) any rights to causes of action, lawsuits, judgments, claims, defenses, and demands, of any nature available to or being pursued by the Seller with respect to the Excluded Assets or the Excluded Liabilities (as defined below) whether or not accrued and whether or not disclosed and all rights and defenses in respect of obligations or liabilities not assumed by the Buyer;

(i) all refunds, loss carryforwards, claims and defenses, of whatever nature relating to taxes (including without limitation any interest or penalties and amounts due state unemployment authorities) or insurance arising during or relating to any period prior to Closing;

(j) all Seller records relating to the Excluded Assets and Excluded Liabilities (as defined below);

(k) all ownership and other rights in connection with and the assets of Seller’s or its Affiliates’ employee benefit plans, and contracts or agreements related thereto;

(l) all rights to proceeds from liability insurance policies relating to claims arising with respect to any Excluded Assets or Excluded Liabilities (as defined below) and all rights to proceeds of property casualty insurance paid to Seller or, payable to Seller to the extent such amounts reimburse Seller for amounts previously expended to repair or replace any Purchased Asset;

(m) unless Buyer makes an election to include them pursuant to Section 1.1 of this Agreement, Seller’s Medicaid or Medicare provider numbers and any related Contracts and authorizations;

(n) all rights of Seller under this Agreement and its related documents;

(o) the Contracts, Equipment and other tangible personal property described on Schedule 1.2 of the Seller Disclosure Letter.

1.3 Assumed Liabilities. In connection with the conveyance of the Purchased Assets to Buyer, Buyer agrees to assume hereunder the future payment and performance of only the following obligations and liabilities (collectively, the “Assumed Liabilities”): (a) all Accounts Payable arising after the Cutoff Date;

and (b) any obligation for accumulated and unused paid time off for each Hired Employee (as hereinafter defined) prior to the Closing Date assumed pursuant to Section 10.8(a); (c) the obligations of the Seller in respect of real property taxes and utilities, which shall be prorated as of the Cutoff Date or the Closing Date in accordance with Section 1.6; (d) all obligations and liabilities of Seller arising after the Closing Date under the Contracts and Permits, but only to the extent such Contracts are assigned to Buyer or Buyer otherwise receives the rights and benefits of such Contracts pursuant to Section 12.3 below, and specifically excluding any liability or obligation relating to or arising out of such Contracts or Permits as a result of (A) any breach of such Contracts or Permits by Seller occurring on or before the Closing Date or (B) any violation of law, breach of warranty, tort or infringement by Seller with respect to such Contracts or Permits occurring on or before the Closing Date.

1.4 Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume and under no circumstances shall Buyer be obligated to pay or assume, and none of the Purchased Assets shall be subject to any liability, indebtedness, commitment, or obligation of Seller, whether known or unknown, fixed or contingent, recorded or unrecorded, currently existing or hereafter arising or otherwise (collectively, the “Excluded Liabilities”), including the following Excluded Liabilities:

(a) all Accounts Payable of Seller as of the Cutoff Date, including without limitation, those listed on Schedule 3.29 of the Seller Disclosure Letter adjusted for operations by Seller in the ordinary course of business through the Cutoff Date (the “Accounts Payable”);

(b) any existing debt, obligation, expense or liability of Seller that is not an Assumed Liability;

(c) liabilities of Seller and its Affiliates (i) to, or claims or potential claims by, Medicare, Medicaid, Blue Cross, and/or CHAMPUS/TRICARE in respect of cost reports filed by the Seller, or to be filed, relating to services rendered, or incentive payments received, for or in respect of periods prior to the Closing Date and (ii) for medical malpractice or general liability to the extent, but only to the extent, resulting from events or occurrences or services rendered prior to the Closing Date;

(d) those claims and obligations (if any) specified in Schedule 1.4 of the Seller Disclosure Letter;

(e) any liabilities or obligations to the extent, but only to the extent, related to any of the Excluded Assets;

(f) except with respect to prorated taxes as provided in Section 1.6, federal, state or local tax liabilities, provider fee, penalty, overpayment or obligation of any kind of Seller in respect of periods prior to the Closing Date including, without limitation, any income tax, any franchise tax, occupational tax, any tax recapture, any sales and/or use tax (exclusive of any such sales tax imposed by the State of Georgia on the sale of the Purchased Assets contemplated hereby), any state and local recording fees (exclusive of any such recording fee imposed on recordation of the limited warranty deed on the Real Property), taxes provider fee, penalty or obligation of any kind of Seller, and any FICA, FUTA, workers’ compensation and any and all other taxes or amounts due and payable to any employee at the Hospital Facilities for paid time off, vacation, sick leave, and holiday benefits accrued while in the employ of Seller;

(g) any liability to the extent, but only to the extent, relating to periods prior to the Closing Date, for any amounts owing to Seller’s employees or for any pension, profit sharing, deferred compensation, or any other employee health and welfare benefit plans, liability for any EEOC claim, ADA claim, FMLA claim, wage and hour claim, unemployment compensation claim, or workers’ compensation claim made, or any liabilities or obligations to former employees of Seller under Cobra, accruing, prior to the Closing Date;

(h) any obligation or liability accruing, arising out of, or relating to any federal, state or local investigations of, or claims or actions against, Seller or any of its Affiliates or any of their employees, medical staff, agents, vendors or representatives to the extent, but only to the extent, with respect to acts or omissions prior to the Closing Date;

(i) any civil or criminal obligation or liability resulting from any acts or omissions of Seller, its Affiliates or their directors, officers, employees and agents for any violation prior to Closing Date of any constitutional provision, statute, ordinance or other law, rule, regulation, interpretation or order of any governmental entity;

(j) liabilities or obligations resulting from any breach of any Contract by Seller prior to the Closing Date;

(k) any obligation or liability asserted under the federal Hill-Burton program or other restricted grant and loan programs with respect to the ownership or operation of the Hospital Facilities or the Purchased Assets; and

(l) any debt, obligation, or liability of Seller to third parties arising out of or incurred solely as a result of any transaction of Seller occurring after the Closing or for any violation by Seller of any law, regulation, or ordinance at any time (including, without limitation, those pertaining to fraud, environmental, healthcare regulatory and ERISA matters).

1.5 Purchase Price. Subject to the terms and conditions hereof, in reliance upon the representations and warranties of Seller herein set forth and as consideration for the sale and purchase of the Purchased Assets as herein contemplated, the purchase price shall be (i) Eight Million Three Hundred Fifty Thousand and No/100 Dollars ($8,350,000.00), (ii) plus (A) the amount existing as of the Cutoff Date of Accounts Receivable, Seller Deposits, and prepaid expenses, which have been collected, applied, consumed or used by Buyer during the Management Period, minus (B) the amount existing as of the Cutoff Date of Accounts Payable and accrued expenses (exclusive of any income tax related accounts) which have been paid by Buyer during the Management Period, and (iii) minus the amount of any paid time off obligations assumed by Buyer pursuant to Sections 1.3 and 10.8 (the foregoing amount as so computed and, as the same may be adjusted by any prorations or other adjustments as provided for in Section 1.6 hereof, is herein called the “Purchase Price”). For the avoidance of doubt, the Purchase Price shall not be increased with respect to any Accounts Receivable that are collected by Buyer but paid over to Seller; and the Purchase Price shall not be reduced by any Accounts Payable or accrued expenses paid by Buyer using funds supplied by Seller. The Buyer shall tender the Purchase Price to Seller or its designee at Closing by wire transfer of immediate available funds of Buyer.

1.6 Prorations. Except as otherwise provided herein, Seller and Buyer shall prorate with respect to (a) ad valorem taxes and personal property taxes, if any, on the Purchased Assets, in each case based upon the amounts set forth in the current bills and the number of days in the taxable period prior to the Cutoff Date and in the taxable period following the Cutoff Date, (b) ICTF payments made to the Buyer on account of indigent care provided by the Hospital Facilities based on the number of days in the fiscal year ending June 30 prior to the Closing Date and following the Closing Date, and (c) all utilities servicing any of the Purchased Assets, including water, sewer, telephone, electricity and gas service based upon number of days occurring prior to the Cutoff Date and following the Cutoff Date during the billing period for each such charge. If the actual ad valorem tax bills have not been issued for the year or tax period in which the Closing occurs, then such proration shall be based on such ad valorem taxes billed for the prior year or tax period and, after the ad valorem tax bills for the year or tax period of Closing are received by either Buyer or Seller, Buyer and Seller shall adjust such proration, and any amount then owing shall be paid within twenty (20) days of demand by the party entitled thereto.

1.7 Deposit and Due Diligence.

(a) Concurrent with the execution hereof, Buyer has deposited in escrow with Wells Fargo Bank, NA, (the “Escrow Agent”) under an escrow agreement in form and substance mutually satisfactory to Buyer and Seller the sum of one million dollars ($1,000,000) (the “Earnest Money Deposit”). The fees and expenses of, and indemnity obligations to, the Escrow Agent shall be shared equally between Buyer and Seller.

(b) From the date hereof through the Cutoff Date (the “Due Diligence Period”), Buyer shall be entitled to conduct a due diligence investigation of Seller, the Purchased Assets and the Hospital Facilities pursuant to the terms and conditions set forth in Section 5.1. Buyer shall be entitled to terminate this Agreement by written notice to Seller if at any time during the Due Diligence Period Buyer determines in its sole and absolute discretion that Buyer is not satisfied with its due diligence investigation. Seller shall be entitled to update Seller’s Disclosure Letter at any time up to the close of business one (1) Business Day prior to the Cutoff Date. For purposes of this Agreement, “Business Day” is a day on which banks in the State of Georgia are not authorized to be closed. On the Cutoff Date, Seller will deliver a certificate signed by the Chief Executive Officer of Seller stating that the representations and warranties of Seller contained in this Agreement are true in all material respects as of the Cutoff Date as though such representations and warranties had been made on and as of such Cutoff Date. In the event Seller does not deliver such certificate to Buyer on the Cutoff Date, the Due Diligence Period and Buyer’s right to terminate this Agreement shall be extended until delivery thereof.

(c) The Earnest Money Deposit shall be released from escrow as follows:

a. if the Closing occurs, the entire Earnest Money Deposit shall be paid over to Seller and credited against the Purchase Price;

b. if Buyer terminates the Agreement during the Due Diligence period pursuant to Section 1.7(b) or clause (i) of Section 10.1(a), without limitation of any other right or remedy of the parties hereto, nine hundred thousand dollars ($900,000) shall be paid over to Buyer and one hundred thousand dollars ($100,000) shall be paid over to the Seller as consideration for Seller’s grant to Buyer of an exclusive period of due diligence hereunder; and

c. if this Agreement is terminated (i) by Buyer as a result of Seller’s failure to cure or remove any of the items set forth in clauses (i), (ii), (iii) or (iv) of Section 6.2 of this Agreement or the failure of any condition set forth in Sections 7.1, 7.7, 7.9 and 7.10 of this Agreement to be satisfied or waived, without limitation of any other right or remedy of Buyer, the entire Earnest Money Deposit shall be paid over to Buyer and (ii) for any other reason, without limitation of any other right or remedy of the parties hereto, one hundred thousand dollars ($100,000) shall be paid over to the Seller as consideration for Seller’s grant to Buyer of an exclusive period of due diligence hereunder.

1.8 Management Prior to Closing. Assuming Buyer shall not have advised Seller in writing on or before March 31, 2012 that Buyer is unsatisfied with its due diligence investigation of and with respect to the Hospital Facilities and Purchased Assets, Seller and Buyer shall execute, and Buyer shall assume on April 1, 2012 until Closing (the “Management Period”) the management of the Hospital Facilities under, a management agreement in substantially the form set forth in Exhibit A hereto (the “Management Agreement”). On the first day of the Management Period, Seller shall be entitled to withdraw that portion of the working capital of Seller consisting of cash on hand or in banks.

1.9 Purchase Price Allocation. The Purchase Price, the Assumed Liabilities and other relevant items shall be allocated among the Purchased Assets in accordance with their fair market values as mutually determined by Buyer and Seller. Buyer shall deliver a draft schedule to Seller setting forth the proposed fair market value of the assets and such allocation within six months after the Closing Date. Seller shall have thirty (30) days to provide Buyer, in writing, with any disagreements regarding such draft schedule as to fair market value or allocation thereof. Buyer and Seller agree to cooperate in good faith to resolve any such disagreements. Buyer and Seller shall file any tax returns and any other governmental filings on a basis consistent with such allocation of fair market value and in accordance with Code Section 1060, as finally determined by mutual agreement (the “Purchase Price Allocation Schedule”). Buyer and Seller shall exchange drafts of any information returns required by Code Section 1060, and any similar state statute that is applicable, at least thirty (30) days before filing such returns and shall discuss in good faith any modification suggested by the receiving party. The parties hereto shall make appropriate adjustments to the allocations on the Purchase Price Allocation Schedule to reflect any adjustments to the Purchase Price.

2. CLOSING.

2.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all of the conditions precedent to Closing specified in Sections 7 and 8 hereof, the consummation of the transactions contemplated by and described in this Agreement

(the “Closing”) shall take place at 10:00 a.m. local time, at the offices of Smith, Gambrell & Russell, LLP, Suite 3100 Promenade Two, 1230 Peachtree Street NE, Atlanta, GA 30309 or such other location as agreed upon by the parties. The Closing shall occur not earlier than July 2, 2012 or on such other date as the parties may mutually designate in writing (the “Closing Date”). Notwithstanding the foregoing, either party may terminate this agreement if the Closing has not occurred on or before July 31, 2012.

2.2 Actions of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:

(a) Limited Warranty Deed(s), fully executed and in recordable form, conveying to Buyer good and marketable fee simple title to the Real Property described in Schedule 1.1(a) of the Seller Disclosure Letter subject only to the Permitted Encumbrances that Seller is not required to remove or cure pursuant to Section 6.2 unless Seller otherwise removes or cures any such encumbrance after objection thereto by Buyer pursuant to Section 6.2 (as used in this Agreement, “good and marketable fee simple title” shall mean insurable by a national Title Company at standard rates);

(b) General Assignment, Conveyance and Bill of Sale in the form attached as Exhibit B, fully executed by Seller, conveying to Buyer good and valid title to the Purchased Assets (exclusive of Seller’s interest in the Contracts) which are a part of the Purchased Assets, free and clear of all liabilities, liens, mortgages, encumbrances, restrictions, pledges, options, conditional sale agreements, rights of first refusal, charges and security interests (collectively, “Liens” or individually, a “Lien”) other than the Assumed Liabilities and Permitted Encumbrances referred to in paragraph 2 of Schedule 3.11 of the Seller Disclosure Letter;

(c) An Assignment and Assumption Agreement(s) in the form attached as Exhibit C (the “Assignment and Assumption Agreement”), fully executed by Seller, assigning and conveying to Buyer Seller’s interest in the Contracts;

(d) All instruments and documents reasonably required by the Title Company (as defined in Section 6.2 hereof) to issue the title policy contemplated by the Title Commitment, including, but not limited to, an affidavit of title in the form reasonably required by the Title Company in order to issue its extended coverage owner’s policy of title insurance without exception for mechanic’s, materialmen’s or other statutory liens (other than such liens which may be associated with the construction of capital improvements for installation of the geri-psych unit and incurred pursuant to Section 5.3(e) below), for unrecorded easements or for other rights of parties in possession except as otherwise disclosed thereon; an Affidavit of Seller’s Residence or other affidavit to comply with O.C.G.A. Section 48-7-128; and a Seller’s Affidavit Regarding Brokers in the form reasonably required by the Title Company;

(e) Copies of resolutions duly adopted by the Board of Directors of Seller, authorizing and approving its performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate officers of Seller;

(f) Copies of resolutions duly adopted by the Seller authorizing and approving Seller’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force as of the Closing, by the appropriate officers;

(g) Certificates of the President or a Vice President of Seller, certifying that each covenant and agreement of Seller to be performed or prior to or as of the Closing pursuant to this Agreement has been performed and each representation and warranty of Seller is true and correct in all material respects on the Closing Date, as if made on and as of the Closing;

(h) Certificates of incumbency for the officers of Seller executing this Agreement or making certifications for the Closing dated as of the Closing Date;

(i) Certificates of existence and good standing of Seller from the State of Georgia, dated the most recent practical date prior to the Closing;

(j) Written consents to assignment from the third parties to the Contracts identified on Schedule 3.20(d) of the Seller Disclosure Letter;

(k) A certificate of non-foreign status certifying that Seller is not a foreign person for purposes of the Foreign Investment in Real Property Act;

(l) A real property transfer tax declaration in the form required by the State of Georgia;

(m) an assignment of all Physician Employment Agreements of Seller which are terminable within 90 days;

(n) Such other instruments and documents as Buyer shall reasonably request which are necessary to effect the transactions contemplated hereby.

2.3 Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:

(a) The Purchase Price in accordance with Section 1.5 hereof;

(b) The Assignment and Assumption Agreement(s), fully executed by Buyer, pursuant to which Buyer shall assume the future performance of the Contracts as herein provided;

(c) Copies of resolutions duly adopted by the Board of Buyer, authorizing and approving Buyer’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force as of the Closing, by the appropriate officers of Buyer;

(d) Certificates of the Chairman or Vice Chairman of Buyer, certifying that each covenant and agreement of Buyer to be performed prior to or as of the Closing pursuant to this Agreement has been performed and each representation and warranty of Buyer is true and correct on the Closing Date, as if made on and as of the Closing;

(e) Such other instruments and documents as Seller shall reasonably request which are necessary to effect the transactions contemplated hereby.

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Prior to execution of this Agreement, Seller has delivered to Buyer the Seller Disclosure Letter (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the letter relates: it being understood that matters disclosed with respect to one section of the Seller Disclosure Letter shall be deemed to be disclosed with respect to any other section of the Seller Disclosure Letter where it is reasonably apparent that the matters so disclosed are also applicable to another Section of this Agreement. For the purposes of this Agreement, “Knowledge of Seller” or “Seller’s Knowledge” means the actual knowledge of one or more of the following: Robert M. Thornton, Jr., Mark J. Stockslager, Sheila Brockman, Michael Purvis, Kim Wills and Bobby Green (collectively, the “Responsible Officers”) as such knowledge may exist as of the date hereof and as of the Cutoff Date. As of the date hereof, and when read in light of the Schedules in of the Seller Disclosure Letter as and to the extent updated in accordance with the provisions of Section 12.1 hereof, as of the Cutoff Date, Seller represents and warrants to Buyer the following:

3.1 Existence and Capacity. Seller is a for-profit corporation, duly organized and validly existing in good standing under the laws of the State of Tennessee and validly qualified as a foreign corporation, in good standing, under the laws of the State of Georgia. Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to conduct its business as now being conducted.

3.2 Powers; Consents; Absence of Conflicts with Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Seller, and all other agreements referenced herein, or ancillary hereto, to which Seller is a party, and the consummation of the transactions contemplated herein by Seller:

(a) are within its corporate powers, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate corporate action;

(b) except as provided in Section 5.4 below or as set forth on Schedule 3.2(b) of the Seller Disclosure Letter, do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c) except as set forth on Schedule 3.2(c) of the Seller Disclosure Letter, will neither conflict with, nor result in any breach or contravention of, or the creation of any Lien under, any debt instrument or other indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound;

(d) will not violate any statute, law, rule or regulation or, to Seller’s Knowledge, any judgment, writ, injunction, decree, or order of any governmental authority.

3.3 Binding Agreement. This Agreement and all agreements to which Seller will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Seller and are and will be enforceable against Seller in accordance with the respective terms hereof or thereof except as the same may be limited by general principles of equity and applicable bankruptcy and other laws affecting creditors’ rights generally.

3.4 Financial Statements. Seller has delivered to or made available for inspection by Buyer true and correct copies of the following financial statements of or pertaining to the Hospital Facilities and its operations (“Financial Statements”), which Financial Statements are maintained on an accrual basis, and copies of which are attached as Schedule 3.4 to the Seller Disclosure Letter:

(a) balance sheets, income statements, and statements of cash flows for the Seller for the fiscal years ended June 30, 2011, 2010 and 2009 compiled from the Seller’s books and records and from the audited balance sheets, income statements, and statements of cash flows of SunLink for the corresponding fiscal years;

(b) Unaudited balance sheets, income statements, and statements of cash flows for the Seller for interim period beginning July 1, 2011 until January 31, 2012 (the “Financial Statement Date”).

Such Financial Statements were prepared in the normal course of business based upon the books and records of the Hospital Facilities as historically maintained and fairly represent, in accordance with generally accepted accounting principles (except as to the absence of footnotes and subject to year-end audit adjustments) the Seller’s financial condition and results of operations as of the dates and for the periods indicated thereon.

3.5 Certain Post Financial Statement Date Results. Except as set forth in Schedule 3.5 of the Seller Disclosure Letter, since the Financial Statement Date set forth in Section 3.4 there has not been any:

(a) material damage, destruction, or loss in excess of $100,000 (not covered by insurance) affecting the tangible Purchased Assets;

(b) any Material Adverse Effect;

(c) any pending, or to Seller’s Knowledge, threatened employee strike, work stoppage, or labor dispute pertaining to the Hospital Facilities;

(d) sale, assignment, transfer, or disposition of any item of property, plant or equipment included in the Purchased Assets having a value in excess of ten thousand Dollars ($10,000) (other than supplies and inventory), except in the ordinary course of business which is not replaced by Seller with property, plant or equipment of comparable value prior to Cutoff Date;

(e) general increases in the compensation payable by Seller to any of its employees or independent contractors providing services to the Hospital Facilities, or any increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan, remuneration or arrangements made to, for or with such employees, except in the ordinary course of business;

(f) changes in the composition of the medical staff of the Hospital Facilities, other than normal turnover occurring in the ordinary course of business;

(g) changes in the rates charged by the Hospital Facilities for their services, other than those made in the ordinary course of business;

(h) changes in accounting methods or practices or changes in depreciation or amortization policies, employed by the Seller with respect to the Hospital Facilities, except as otherwise required by law or regulations including regulations, requirements and guidelines issued by the Securities and Exchange Commission (“SEC”);

(i) transactions pertaining to the Hospital Facilities by Seller outside the ordinary course of business.

3.6 Licenses.

(a) The Acute Care Hospital is or will be duly licensed, as of the Cutoff Date, as an acute care hospital pursuant to the applicable laws of the State of Georgia. All departments of the Acute Care Hospital which are required to be specially licensed are duly licensed by the Georgia Department of Human Resources Office of Regulatory Services, Health Care Section, or other appropriate licensing agency (“ORS”), except where the failure to be so licensed would not have an adverse effect on Seller or the Acute Care Hospital in any material respect. Seller has all other material licenses, registrations, permits, and approvals which are needed or required by law to operate the businesses related to or affecting the Acute Care Hospital or any ancillary services related thereto substantially as presently operated. Seller has made available for inspection to Buyer a list (Schedule 3.6 of the Seller Disclosure Letter) of all such licenses, registrations, permits and approvals owned or held by Seller relating to the ownership or operation of the Acute Care Hospital or the Purchased Assets, all of which are now and as of the Cutoff Date shall be in good standing and is not subject to meritorious challenge, except where such failure or challenge would not have an adverse effect on Seller, the operation of the Acute Care Hospital or the Purchased Assets in any material respect.

(b) The SNF is or will be duly licensed, as of the Cutoff Date, as a skilled nursing facility pursuant to the applicable laws of the State of Georgia. All departments of the SNF which are required to be specially licensed are duly licensed by the ORS, except where the failure to be so licensed shall not have an adverse effect on Seller or the SNF in any material respect. Seller has all other material licenses, registrations, permits, and approvals which are needed or required by law to operate the businesses related to or affecting the SNF or any ancillary services related thereto substantially as presently operated. Seller has made available for inspection to Buyer a list (Schedule 3.6 of the Seller Disclosure Letter) of all such licenses, registrations, permits and approvals owned or held by Seller relating to the ownership or operation of the SNF or the Purchased Assets, all of which are now and as of the Cutoff Date shall be in good standing and is not subject to meritorious challenge, except where such failure or challenge would not have an adverse effect on Seller or the operation of SNF in any material respect.

3.7 Certificates of Need. The Acute Care Hospital is grandfathered under Georgia law relative to Certificate of Need and no further Certificate of Need review or approval is required with respect to the sale of the Acute Care Hospital. No Certificate of Need applications, requests for letters of nonreviewability or determination requests pertaining to the Acute Care Hospital are currently pending with the Georgia Department of Community Health, Division of Health Planning (“DCH”). As used herein, “Certificate of Need” means a written statement issued by DCH evidencing community need for a new, converted, expanded or otherwise significantly modified health care facility, health service or capital expenditure. Seller has delivered to Buyer a copy of the Certificate of Need decision dated November 24, 1987, approving Seller’s application for the addition of 15 beds to the SNF. No Certificate of Need applications, requests for letters of nonreviewability or determination requests pertaining to the SNF are currently pending. Seller has delivered to Buyer a copy of the Certificate of Need decision dated December 17, 2010, approving Seller’s application for geriatric psychiatry.

3.8 Medicare Participation/Accreditation. The Hospital Facilities are qualified for participation in the Medicare, Medicaid and CHAMPUS/TRICARE programs through the provider contracts of Seller, are in material compliance with the conditions of participation in such programs, and have received all approvals or qualifications necessary for reimbursement for the Hospital Facilities. The services provided by the Hospital Facilities are duly accredited as part of The Joint Commission’s accreditation for the three (3) year period specified on Schedule 3.8 of the Seller Disclosure Letter. Copies of the most recent accreditation letters from The Joint Commission pertaining to both the Acute Care Hospital and the SNF have been made available to Buyer. All billing practices of Seller with respect to the Hospital Facilities to all third party payors, including the Medicare, Medicaid and CHAMPUS/TRICARE programs and private insurance companies, have been in material compliance with all applicable laws, regulations and policies of such third party payors including the Medicare, Medicaid and CHAMPUS/TRICARE programs and, to Seller’s Knowledge, neither Seller nor the Hospital Facilities have billed or received any payment or reimbursement in excess of amounts allowed by law, except as and to the extent that liability for such overpayment is immaterial or has been satisfied in full. Seller has not been excluded from participation in the Medicare, Medicaid or CHAMPUS/TRICARE programs nor, to Seller’s Knowledge, is any such exclusion threatened. Based upon and in reliance upon Seller’s review of (i) the “list of Excluded Individuals/Entities” on the website of the United States Health and Human Services Office of Inspector General (http://oig.hhs.gov/fraud/exclusions.html), and (ii) the “List of Parties Excluded From Federal Procurement and Nonprocurement Programs” on the website of the United States General Services Administration (http://www.arnet.gov/epls/), none of the officers, directors or managing employees of Seller have been excluded from participation in the Medicare, Medicaid or CHAMPUS/TRICARE programs. Except as set forth in writing delivered by Seller to Buyer or as set forth on Schedule 3.8 of the Seller Disclosure Letter, Seller has not received any written notice pertaining to the Hospital Facilities from any of the Medicare, Medicaid or CHAMPUS/TRICARE programs, or any other third party payor programs of any pending or threatened investigations or surveys (other than surveys in the ordinary course of business).

3.9 Regulatory Compliance. Except as set forth in a writing delivered by Seller to Buyer or as set forth on Schedule 3.9 of the Seller Disclosure Letter, the Hospital Facilities are and at all times within the last six (6) years have been in material compliance with all statutes, rules, regulations, and requirements of the Government Entities having jurisdiction over the Hospital Facilities and the operations of the Hospital Facilities or its related ancillary services, including, but not limited to, all accreditation standards of an organization with deeming authorization under the Clinical Laboratory Improvement Amendments (CLIA) and all aspects of the Mammography Quality Standards Act (MQSA) and the regulations associated therewith. As used herein, “Government Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local. Seller has timely filed, or by the due date will file, all material reports, data, and other information required to be filed with the Government Entities, except where the failure to so file would not have a Material Adverse Effect. Neither Seller nor, to the Knowledge of Seller, any of its employees have committed any material violation of federal or state laws regulating health care fraud, including but not limited to the federal Anti-Kickback Law, 42 U.S.C. §1320a-7b, the Physician Self-Referral Law, 42 U.S.C. §1395nn, as amended, and the False Claims Act, 31 U.S.C. §3729, et seq. To the Knowledge of Seller, the Hospital Facilities are in material compliance with the administrative simplification provisions required under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), including the electronic data interchange regulations and the health care privacy and security regulations, as of the applicable effective dates for such requirements, including those set forth in the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), and American Recovery and Reinvestment Act of 2009 (ARRA), Pub. L. No. 111-5 (2009) and the requirements of relevant other third-party payors.

3.10 Equipment. Since the Financial Statement Date, Seller has not sold or otherwise disposed of any item of Equipment having a value in excess of Ten Thousand Dollars ($10,000) or items of Equipment having an aggregate value in excess of Twenty-Five Thousand Dollars ($25,000) or constituting any part of the Purchased Assets.

3.11 Real Property. Seller owns good and marketable fee simple title to the Real Property free and clear of all Liens except those more particularly described in Schedule 3.11 of the Seller Disclosure Letter (the “Permitted Encumbrances”) and Seller is not the tenant or lessee under any leases of real property except as set forth in Section 1.1(e) of the Seller Disclosure Letter. With respect to the Real Property:

(a) Except as described on Schedule 3.11(a) of the Seller Disclosure Letter, the Real Property does not violate any applicable ordinance, code or other law, order, regulation, or requirement or restrictive covenant except any such violation which would not adversely affect in any material respect the use thereof as currently being used; Seller has not received notice of condemnation or the like relating to any part of the Real Property or the operation thereof (and to Seller’s Knowledge, no condemnation is threatened); to Seller’s Knowledge, there are no special assessments or similar obligations (contingent or otherwise) to governmental entities (collectively, “Assessments”) with respect to the Real Property or any part thereof, nor to Seller’s Knowledge are any such Assessments being contemplated;

(b) Seller has not received notice that the Real Property or its operation violate any applicable zoning ordinances, nor, to Seller’s Knowledge, will the Buyer’s operation of an acute care hospital and skilled nursing facility on the Real Property as presently operated by Seller result in a violation of any applicable zoning ordinance or the termination of any applicable zoning variance now existing, and Seller has received no written notice that the buildings and improvements constituting the Real Property are noncompliant in any material respect with any zoning ordinances or building codes;

(c) Except as described on Schedule 3.11(c) of the Seller Disclosure Letter, the Real Property is subject to no easements, restrictions, ordinances, or such other limitations on title so as to make such property unusable for its current use or the title uninsurable or unmarketable or which materially restrict or impair the use, marketability or insurability of the Real Property;

(d) Except as described on Schedule 3.11(d) of the Seller Disclosure Letter and subject to any applicable “grandfathered” or other pre-existing rights and conditions under the Accessibility Laws (as hereafter defined), the Real Property is in required compliance in all material respects with the applicable provisions of the Rehabilitation Act of 1973, Title III of the Americans with Disabilities Act, and the provisions of any comparable state statute relative to accessibility (these laws are referred to, collectively, as the “Accessibility Laws”), and there is no pending, or, to Seller’s Knowledge, threatened litigation, administrative action or complaint (whether from state, federal or local government or from any other person, group or entity) relating to compliance of any of the Real Property with the Accessibility Laws;

(e) Except as described on Schedule 3.11(e) of the Seller Disclosure Letter, there are no tenants or other persons or entities occupying any space in the Real Property, other than pursuant to tenant leases described in Schedule 3.11(e) of the Seller Disclosure Letter and , except as described on Schedule 3.11(e) of the Seller Disclosure Letter, no tenants have paid rent in advance for more than one month and no improvement credit or other tenant allowance of any material amount is owed to any tenant, nor is any landlord improvement work required, except as disclosed in Schedule 3.11(e) of the Seller Disclosure Letter, and to Seller’s Knowledge, the tenants under the leases are not in default in any material respect under the leases, and Seller has complied with the material terms and conditions of all the leases, and except as to the occupancy right of tenants as set forth in the leases, Seller has granted no options or rights of first refusal to acquire any interest in the Real Property to any other party;

(f) Schedule 3.11(f) of the Seller Disclosure Letter sets forth a “rent roll” which sets forth for any leases at the Hospital Facilities where Seller or an Affiliate is landlord: (i) the names of then current tenants; (ii) the rental payments for the then current month under each of the leases; (iii) a list of all then delinquent rental payments; (iv) a list of all material concessions granted to tenants, including, without limitation, options to expand, rights of first refusal, or options to terminate or renew, or any rent concessions; (v) a list of all tenant deposits and a description of any application thereof, and (vi) a list of all uncured material defaults under the leases known to Seller;

(g) Except as described on Schedule 3.11(g) of the Seller Disclosure Letter, to Seller’s Knowledge there exists no proposed or contemplated plans to modify or realign any street or highway or any existing, proposed or contemplated eminent domain proceeding that would result in the taking of all or any part of the Real Property or that would materially and adversely affect the current use of any part of the Real Property;

(h) Except as described on Schedule 3.11(h) of the Seller Disclosure Letter, the Real Property is not located within a one hundred year flood plain or, to Seller’s Knowledge, an area identified by the Secretary of Housing and Urban Development as having “special flood hazards,” as such term is used in the National Flood Insurance Act of 1968, as amended and supplemented by The Flood Disaster Protection Act of 1973, and in regulations, interpretations and rulings thereunder;

(i) No person or entity, other than Buyer, has any binding or enforceable right, agreement, commitment, option, right of first refusal or other agreement, whether oral or written, which would entitle such person or entity to the purchase, assign or transfer of all or any portion of the Real Property; and

(j) Except as described on Schedule 3.11(j) of the Seller Disclosure Letter, to Seller’s Knowledge, the existing improvements located upon the Real Property do not encroach upon adjacent premises or upon existing utility company easements and existing restrictions are not violated by the improvements located on the Real Property.

3.12 Title. Seller owns and holds good and marketable title to the Real Property subject only to the Permitted Encumbrances and good and valid title to all other Purchased Assets subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option, restriction, liability, encumbrance, or charge other than the Permitted Encumbrances.

3.13 Employee Benefit Plans. Schedule 3.13 of the Seller Disclosure Letter contains a list of all “employee welfare benefit plans” and “employee pension benefit plans,” as such terms are defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other group employee benefit plan, agreement, arrangement or plans, arrangements and understanding maintained for the benefit of Seller (collectively, the “Employee Benefit Plans”) which relate to the Hospital Facilities. Neither Seller nor any Affiliate of Seller has taken any action, or omitted to take any action, with respect to the Employee Benefit Plans which reasonably would be expected to result in a Lien on any of the Purchased Assets.

3.14 Litigation or Proceedings. Seller has delivered to Buyer a list (Schedule 3.14 of the Seller Disclosure Letter) of all material litigation with respect to the Hospital Facilities or the Purchased Assets. Seller is not in material default under any order of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality wherever located related to the Hospital Facilities or the Purchased Assets. Except as set forth in a writing delivered by Seller to Buyer or as set forth on Schedule 3.14 of the Seller Disclosure Letter, there are no claims, actions, suits, proceedings, or investigations pending, or, to the Knowledge of Seller, threatened against or related to the Hospital Facilities or the Purchased Assets, at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality wherever located.

3.15 Environmental Laws. As of the Cutoff Date, except as set forth on Schedule 3.15 of the Seller Disclosure Letter: (i) the Real Property is in material compliance with any applicable federal, state or local statutes, regulations, laws or orders pertaining to the protection of human health and safety or the environment (collectively, “Environmental Laws”), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act, as amended (“CERCLA”), and the Resource Conservation and Recovery Act, as amended (“RCRA”) and (iii) Seller has not received any notice alleging or asserting either a violation of any Environmental Law or a legal obligation to investigate, assess, remove, or remediate any property that is a Purchased Asset under this Agreement, including but not limited to the Real Property, under or pursuant to any Environmental Law. Except as set forth on Schedule 3.15 of the Seller Disclosure Letter hereto, to Seller’s Knowledge, no Hazardous Substances (which for purposes of this Section 3.15 of the Seller Disclosure Letter shall mean and include polychlorinated biphenyls, asbestos, and any hazardous substances, materials, constituents, or wastes which are regulated by any Environmental Law, including, without limitation, CERCLA and RCRA) have been, and through the Cutoff Date will be, possessed, managed, processed, released, handled, disposed of on or released or discharged from or onto, or threatened to be released from or onto, the Real Property (including groundwater) by Seller, in violation of any applicable Environmental Law. Except as set forth on Schedule 3.15 of the Seller Disclosure Letter hereto, Seller has not allowed, and, to Seller’s Knowledge, no prior owners, operators or occupants of the Real Property have allowed, any Hazardous Substances to be discharged, possessed, managed, processed, released, or otherwise handled on the Real Property in a manner which is in violation in any material respect of applicable Environmental Laws not subsequently remedied, and Seller has complied in all material respects with Environmental Laws applicable to the Hospital Facilities and their operations. Except as set forth on Schedule 3.15 of the Seller Disclosure Letter, to Seller’s Knowledge, the physical plants constituting a portion of the Purchased Assets do not contain regulated asbestos-containing material in any form. Without in any way limiting the generality of the foregoing: (i) all underground storage tanks located on the Real Property and all information in Seller’s possession relating to the capacity, uses, dates of installation and contents of such tanks located on the Real Property are identified in Schedule 3.15 of the Seller Disclosure Letter, to Seller’s Knowledge; (ii) there are no, nor have there ever been, any collection dumps, pits, and disposal facilities or surface impoundments located on the Real Property for the containment of Hazardous Substances except as identified in Schedule 3.15 of the Seller Disclosure Letter; and (iii) all existing underground storage tanks have been maintained in material compliance with applicable Environmental Laws.

3.16 Hill-Burton and Other Liens. Except as set forth on Schedule 3.16 of the Seller Disclosure Letter, the Hospital Facilities and Purchased Assets are not subject to any loans, grants or loan guarantees pursuant to the Hill-Burton Act program, the Health Professions Educational Assistance Act, the Nurse Training Act, the National Health Planning and Resources Development Act, and the Community Mental Health Centers Act, as amended, or similar laws or acts relating to healthcare facilities. The transactions contemplated hereby will not result in any obligation on Buyer or any of its Affiliates to repay any of such loans, grants or loan guarantees.

3.17 Taxes. With respect to the Hospital Facilities and Purchased Assets, except as otherwise set forth on Schedule 3.17 of the Seller Disclosure Letter, Seller has filed all federal, state and local tax returns required to have been filed by it (all of which are true and correct in all material respects) and has duly paid or made provision for the payment of all taxes (including any interest or penalties and amounts due state unemployment authorities) which are shown due and payable on any tax returns for which Seller has liability to the appropriate tax authorities. Seller has withheld proper and accurate amounts from its employees’ compensation in compliance with all applicable withholding and similar provisions of the Internal Revenue Code of 1986 (the “Code”), including employee withholding and social security taxes, and any and all other applicable laws. No deficiencies for any of such taxes have been asserted or threatened, to Seller’s Knowledge, and no audit on any such returns is currently under way or, to Seller’s Knowledge, threatened. There are no outstanding agreements by Seller for the extension of time for the assessment of any such taxes. Except as set forth on Schedule 3.17 of the Seller Disclosure Letter, Seller has not taken and will not take any action in respect of any federal, state or local taxes (including, without limitation, any withholdings required to be made in respect of employees) which may have a Material Adverse Effect upon the Hospital Facilities or the Purchased Assets as of or subsequent to Closing. There are no tax Liens on any of the Purchased Assets and, to Seller’s Knowledge; no basis exists for the imposition of any such Liens (other than for Liens that arise for taxes that are not yet due and payable).

3.18 Employee Relations.

(a) Except as set forth on Schedule 3.18 of the Seller Disclosure Letter hereto, there has not been within the last three (3) years, there is not presently pending or, to Seller’s Knowledge, threatened, and no event has occurred or circumstance exists that Seller believes provides a reasonable basis for any strike, slowdown, picketing, work stoppage, or employee grievance process, or any proceeding against or affecting the Hospital Facilities relating to an alleged violation of any legal requirements pertaining to labor relations, including any charge, complaint, or unfair labor practices claim filed by an employee, union, or other person with the National Labor Relations Board or any comparable governmental body, organizational activity, or other labor dispute against or affecting the Hospital Facilities. With respect to the Seller employees, to Seller’s Knowledge, (i) no collective bargaining agreement exists or is currently being negotiated by Seller; (ii) no application for certification of a collective bargaining agent is pending; (iii) no demand has been made for recognition by a labor organization; (iv) no union representation question exists; (v) no union organizing activities are taking place; and (vi) none of the Seller employees is represented by any labor union or organization.

(b) Seller has complied in material respects with applicable legal requirements relating to employment; employment practices; terms and conditions of employment; equal employment opportunity; nondiscrimination; immigration; wages; hours; benefits; payment of employment, social security, and similar taxes; occupational safety and health; and plant closing related to the Hospital Facilities, the non-compliance with which would reasonably be expected to result in any material liability. Except as set forth in Schedule 3.18(b) of the Seller Disclosure Letter, Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements. Except as set forth in Schedule 3.18(b) of the Seller Disclosure Letter, there are no pending or, to Seller’s Knowledge, threatened claims before the Equal Employment Opportunity Commission (or comparable state agency), complaints before the Occupational Safety and Health Administration (or comparable state agency), wage and hour claims, unemployment compensation claims, workers’ compensation claims, or the like related to the Hospital Facilities.

(c) Seller has provided to Buyer the personnel records of all of Seller’s employees who provide services at the Hospital Facilities and the salary or wage records for such employees including records reflecting sick, paid-time-off, vacation leave, and extended illness benefits that is accrued or credited but unused or unpaid. Seller has provided to Buyer copies of each employment, consulting, independent contractor, bonus, or severance agreement to which Seller is a party and which relates primarily to the operation of the Hospital Facilities. Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local legal requirements. Except as set forth in Schedule 3.18(c) of the Seller Disclosure Letter, to Seller’s Knowledge, no officer, director, agent, employee, consultant, or independent contractor of Seller is bound by any contract that purports to limit the ability of such officer, director, agent, employee, consultant, or independent contractor to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Seller.

3.19 Agreements and Commitments. Seller has delivered to or made available for inspection by Buyer a list (Schedule 3.19 of the Seller Disclosure Letter) of all commitments, contracts, leases, and agreements, written or oral, which materially affect the Hospital Facilities, the Purchased Assets, or the operation thereof, to which Seller is a party or by which Seller, the Hospital Facilities, the Purchased Assets, or any portion thereof is bound, and which involve future payments, performance of services or delivery of goods to or by Seller in an amount or value in excess of Fifty Thousand Dollars ($50,000) on an annual basis, to the extent such commitments, contracts, leases and agreements are or are proposed to be Contracts to be assigned to be Assumed Contracts, including, without limitation, (a) Physician Employment Agreements, (b) agreements with health maintenance organizations, preferred provider organizations, or other alternative delivery systems, (c) joint venture or partnership agreements, (d) employment contracts or any other contracts, agreements, or commitments to or with individual employees or agents, (e) contracts or commitments materially affecting ownership of, title to, use of or any interest in real estate including any tenant leases, (f) equipment leases, (g) equipment maintenance agreements, (h) agreements with municipalities, (i) collective bargaining agreements or other contracts or commitments to or with any labor unions, labor organizations, or other employee representatives or groups of employees, (j) loan agreements, mortgages, liens, or other security agreements, (k) patent licensing agreements or any other agreements, licenses, or commitments with respect to patents, patent applications, trademarks, trade names, service marks, technical assistance, copyrights, or other like terms affecting the Hospital Facilities or the Purchased Assets, (l) contracts or commitments providing for payments based in any manner on the revenues or profits of the Hospital Facilities or the Purchased Assets, (m) agreements, licenses, or commitments relating to data processing programs, software, or source codes utilized in connection with the Hospital Facilities or the Purchased Assets, (n) contracts or commitments, whether in the ordinary course of business or not, which restrain, in any manner, the operations of the Hospital Facilities (including, but not limited to, noncompetition agreements), and (o) contracts or commitments, whether in the ordinary course of business or not, which involve future payments, performance of services or delivery of goods or material, to or by Seller.

3.20 The Contracts. Seller has made available to Buyer true and correct copies of the Contracts set forth on Schedule 1.1(e) of the Seller Disclosure Letter. Seller represents and warrants with respect to such Contracts that:

(a) The Contracts constitute valid and legally binding obligations of Seller and are enforceable against Seller in accordance with their terms subject to general equitable principles and applicable bankruptcy and other laws affecting creditors’ rights generally;

(b) Each Contract constitutes the entire agreement by and between the respective parties thereto with respect to the subject matter thereof;

(c) All obligations required to be performed by Seller to date under the terms of the Contracts have been performed in all material respects and each of such Contracts is in full force and effect without material default on the part of Seller;

(d) Except as expressly set forth on Schedule 3.20(d) of the Seller Disclosure Letter, none of the Contracts requires consent to the assignment and assumption by Buyer, and Seller will use reasonable commercial efforts to obtain any required consents prior to the Closing; and

(e) Except as expressly set forth on Schedule 3.20(e) of the Seller Disclosure Letter, the assignment of the Contracts to and assumption of such Contracts by Buyer will not result in any penalty or premium, or variation of the rights, remedies, benefits or obligations of any party thereunder.

3.21 Supplies. The inventory and supplies constituting any part of the Purchased Assets are substantially of a quality and quantity presently usable and salable in the ordinary course of business of the Hospital Facilities. On the Cutoff Date, the supplies at the Hospital Facilities are, in the opinion of the Responsible Officers, being maintained at levels sufficient for the operation of the Hospital Facilities in the ordinary course of business consistent with past practice.

3.22 Insurance. Seller has delivered to Buyer a schedule (Schedule 3.22 of the Seller Disclosure Letter) disclosing the insurance policies covering the ownership and operations of the Hospital Facilities and the Purchased Assets (other than those related to any Employee Benefit Plans), which Schedule reflects the policies’ numbers, identity of insurers, amounts, and coverage. All of such policies are in full force and effect. Seller has given in a timely manner to its insurers all notices required to be given under its insurance policies with respect to all of the claims and actions covered by insurance, and no insurer has denied coverage of any such claims or actions. Except as set forth on Schedule 3.22 of the Seller Disclosure Letter, Seller has not (a) received any written notice or other communication from any such insurance company canceling or materially amending any of such insurance policies and to Seller’s Knowledge, no such cancellation or amendment is threatened or (b) failed to give any required notice or present any claim which is still outstanding under any of such policies with respect to the Hospital Facilities or any of the Purchased Assets.

3.23 Medical Staff Matters.

(a) Seller has provided to Buyer a true and correct copy of the Acute Care Hospital's medical staff bylaws, rules and regulations. The physicians listed on Schedule 3.23 of the Seller Disclosure Letter hereto are current members in good standing of the active Acute Care Hospital medical staff with privileges to perform medical services at the Acute Care Hospital. Except as set forth in Schedule 3.23 of the Seller Disclosure Letter, there are no adverse actions pending, or to Seller’s Knowledge, threatened, with respect to any of the physicians listed on Schedule 3.23 of the Seller Disclosure Letter or with any applicant for privileges at the Acute Care Hospital, and there are no pending or, to Seller’s Knowledge, threatened disputes with any applicants, staff members, or health professional Affiliates associated with the Hospital Facilities, and Seller knows of no basis therefor. Except as set forth in Schedule 3.23 of the Seller Disclosure Letter, to Seller’s Knowledge, there is no pending appeal periods applicable to any applicant for medical privileges of the Hospital Facilities or any of the physicians listed on Schedule 3.23 of the Seller Disclosure Letter.

(b) Seller has provided to Buyer a true and correct copy of its SNF medical staff bylaws, rules and regulations. The physicians listed on Schedule 3.23 of the Seller Disclosure Letter hereto are current members in good standing of the active SNF medical staff of with privileges to perform medical services at the SNF. Except as set forth in Schedule 3.23 of the Seller Disclosure Letter, there are no adverse actions pending by any such physician, or to Seller’s Knowledge, threatened, with respect to any physician listed on Schedule 3.23 of the Seller Disclosure Letter or with any applicant for privileges at the SNF, and there are no pending or, to Seller’s Knowledge, threatened disputes with any applicants, staff members, or health professional Affiliates associated with the SNF. Except as set forth in Schedule 3.23 of the Seller Disclosure Letter, there are no pending appeal periods applicable to any applicant of the SNF or any of the physicians listed on Schedule 3.23 of the Seller Disclosure Letter.

3.24 Experimental Procedures. During the past five (5) years Seller has not performed or permitted the performance of any experimental or research procedures or studies involving patients in the Hospital Facilities not authorized and conducted in accordance with the procedures of the applicable Institutional Review Board.

3.25 Condition and Sufficiency of Assets. Except as set forth on Schedule 3.25 of the Seller Disclosure Letter, (a) substantially all of the tangible Purchased Assets are generally in good condition, ordinary wear and tear excepted. Except as expressly set forth in this Agreement, or the instruments of transfer of the Purchased Assets, to Seller’s Knowledge, Schedule 3.25 of the Seller Disclosure Letter lists any known material noncompliance with applicable building and safety codes in the buildings, structures, facilities and major equipment and (b) the rights, services, properties and assets, tangible and intangible, real and personal, which are in Seller’s reasonable opinion either (x) necessary for the conduct of the business with respect to the Hospital Facilities as currently conducted by Seller, or (y) used or held for use by Seller in connection with owning and operating the business with respect to the Hospital Facilities as it is currently operated by Seller; are (i) either owned by Seller, free and clear of all Liens other than Permitted Encumbrances, or licensed or leased to Seller under one of the Contracts to be assigned or conveyed to Buyer pursuant to this Agreement, and (ii) included in the Purchased Assets. Except for software, computers and other assets located at SunLink’s offices which are used jointly to provide services to Seller and other hospitals, nursing homes and physician clinics owned by Affiliates of Seller and other properties and assets, if any, as set forth on Schedule 3.25 of the Seller Disclosure Letter, no Affiliate of Seller has an interest in any properties or assets used or held for use in, or needed to operate, the business with respect to the Hospital Facilities.

3.26 Compliance Program. Seller has provided or made available for inspection by Buyer a copy of its current compliance program materials, other than materials subject to a legal privilege which could be waived by such provision, including without limitation, all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring protocols, reporting mechanisms, and disciplinary policies pertaining to the Hospital Facilities. Except to the extent set forth on Schedule 3.26 of the Seller Disclosure Letter, Seller (a) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the Department of Health and Human Services, (b) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity, (c) has not, to Seller’s Knowledge, been the subject of any government payer program investigation conducted by any federal or state enforcement agency, (d) has not been a defendant in any qui tam/False Claims Act litigation, (e) has not been served with or received any search warrant, subpoena, civil investigative demand, or, to Seller’s Knowledge, any contact letter, or telephone or personal contact by or from any federal or state enforcement agency (except in connection with medical services provided to third parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the Hospital Facilities), and (f) has not received any complaints from employees, independent contractors, vendors, physicians, or any other person that would indicate that Seller has violated any law or regulation. Schedule 3.26 of the Seller Disclosure Letter includes a description of each audit and investigation conducted by Seller pursuant to its compliance program during the last three (3) years and related to or involving the Hospital Facilities or the Purchased Assets. For purposes of this Agreement, the term “compliance program” refers to provider programs of the type described in the compliance guidance published by the Office of Inspector General of the Department of Health and Human Services.

3.27 Solvency. Seller is not now insolvent and Seller will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the debts and other probable liabilities of Seller exceed the present fair saleable value of Seller’s assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its liabilities as they become due in the ordinary course of business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) after taking into account all pending and threatened litigation, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller. The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments of Seller promptly in accordance with their terms.

3.28 Accounts Receivable. All Accounts Receivable reflected on the Financial Statements (net of reserves and allowances as reflected thereon) were valid receivables arising in ordinary course of business in bona fide transactions completed in accordance with the terms and provisions contained in any documents relating thereto, and are believed to be fully collectible to the extent not reserved for in the Financial Statements. Except for Permitted Encumbrances, no person has any Liens on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables.

3.29 Accounts Payable. Schedule 3.29 of the Seller Disclosure Letter sets forth as of the date of this Agreement, a list of the accounts payable of Seller which relate to the Hospital Facilities together with the name of each payee, the date each such payment is due, and, if other than a trade payable incurred in ordinary course of business, the general nature of the transaction in which it was incurred. Substantially all accounts payable of Seller are current according to the terms agreed to with Seller’s respective suppliers.

3.30 No Material Misstatements. This Agreement and Schedules of the Seller Disclosure Letter, all Closing Documents (as defined below) of Seller do not and will not include any untrue statement of a material fact relating to Seller, the Hospital Facilities or Purchased Assets. Copies of all documents referred to in any Schedule of the Seller Disclosure Letter, to the extent in Seller’s possession, have been delivered or made available to Buyer and constitute accurate copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder in Seller’s possession. The term “Closing Documents” means those documents executed and delivered by Seller at the Closing pursuant to Section 2 above.

3.31 No Broker. Except as set forth on Schedule 3.31 of the Seller Disclosure Letter, Seller has not hired, employed or engaged any broker, investment banker, financial advisor or other person or entity on a contingency fee or commission basis in connection with the transactions contemplated by this Agreement.

3.32 No Additional Warranties. THE REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN ARE THE ONLY REPRESENTATIONS OR WARRANTIES GIVEN BY THE SELLER. BUYER HEREBY ACKNOWLEDGES THAT, PRIOR TO THE CUTOFF DATE, IT WILL HAVE CONDUCTED OR HAD THE OPPORTUNITY TO CONDUCT ITS OWN INSPECTION AND INVESTIGATION OF THE HOSPITAL FACILITIES AND PURCHASED ASSETS AND EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THIS AGREEMENT, IS PURCHASING THE HOSPITAL FACLILITIES AND PURCHASED ASSETS WITH NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER ORAL OR WRITTEN, MADE BY SELLER OR ANY AGENT OR REPRESENTATIVE OF SELLER.

3.33 Other Information. Buyer agrees that none of Seller’s directors, officers, managers, employees, attorneys, accountants, brokers, finders, investment advisors or bankers or other agents (“Seller’s Agents”) will have or be subject to any liability to Buyer or any other Person resulting from the provision to Buyer, or Buyer’s use of, any information, document, or material made available to Buyer by Seller in any “data room” (electronic or otherwise), management presentation or any other form in anticipation of the transactions contemplated by this Agreement, other than information, documents, or materials incorporated in or referenced in the representations and warranties contained herein. In connection with Buyer’s investigation of the Hospital Facilities and the Purchased Assets, Buyer may have received from or on behalf of Seller of a budget for fiscal 2012 operation of the Hospital Facilities. Buyer acknowledges that there are uncertainties inherent in attempting to develop such a budget related to estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of any such budget.

4. REPRESENTATIONS AND WARRANTIES OF BUYER. For the purposes of this Agreement, “Knowledge of Buyer” or “Buyer’s Knowledge” means the actual knowledge of William T. Richardson and Dennis Crum after due inquiry into the matter in question, as such knowledge may exist as of the date hereof and as of the Closing Date. As of the date hereof, and, when read in light of any Schedules which have been updated in accordance with the provisions of Section 12.1 hereof, as of the Closing Date, Buyer represents and warrants to Seller the following:

4.1 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery, and performance of this Agreement by Buyer and all other agreements referenced herein, or ancillary hereto, to which Buyer is a party, and the consummation of the transactions contemplated herein by Buyer:

(a) are within its powers, are not in contravention of law or of the terms of its organizational documents, and have been duly authorized by all appropriate action;

(b) except as provided in Section 6.1, below, do not require any approval or consent of, or filing with, any governmental agency or authority bearing on the validity of this Agreement which is required by law or the regulations of any such agency or authority;

(c) will neither conflict with, nor result in any breach or contravention of, or the creation of any Lien under, any indenture, agreement, lease, instrument or understanding to which it is a party or by which it is bound; and

(d) will not violate any statute, law, rule, regulation or any judgment, writ, injunction, decree, or order of any governmental authority.

4.2 Binding Agreement. This Agreement and all agreements to which Buyer will become a party pursuant hereto are and will constitute the valid and legally binding obligations of Buyer and are and will be enforceable against Buyer in accordance with the respective terms hereof and thereof.

4.3 Available Capital. Buyer has, or will have funds in amounts sufficient to pay the Purchase Price for the Purchased Assets and will at the Closing transfer immediately available funds in cash to Seller, which are sufficient to pay the Purchase Price (less the amount held in escrow by the Escrow Agent which is paid over to Seller and credited against the Purchase Price).

4.4 Litigation or Proceedings. Other than as set forth on Schedule 4.4 hereto, there is no proceeding pending or, to the Knowledge of Buyer, threatened against Buyer (or any Affiliate thereof) (i) with respect to which there is a reasonable likelihood of a determination which, individually, or in the aggregate, would materially hinder or impair the consummation of the transactions contemplated by this Agreement or (ii) which seeks to enjoin or obtain damages in respect to the consummation of the transactions contemplated by this Agreement.

5. COVENANTS OF SELLER PRIOR TO CLOSING. After the date of this Agreement:

5.1 Information. During the Due Diligence Period, Seller shall afford (i) to the officers, consultants and authorized representatives of Buyer reasonable access on a confidential basis at a time or times scheduled with Seller’s Representative to and the right to inspect the Purchased Assets and (ii) to the officers, accountants, attorneys and consultants of Buyer, access on a confidential basis at reasonable times, to and the books, and records of the Hospital Facilities and the CEO, CFO and CNO of Seller and such other persons who have knowledge of the Hospital Facilities, Purchased Assets or business of the Hospital Facilities; and will furnish to or make available for inspection by Buyer with such additional financial and operating data, employee lists with length of service and rates of pay, and other information in Seller’s possession as to the business, employees and properties of Seller pertaining to the Hospital Facilities as Buyer may from time to time reasonably request. The officers, consultants and authorized representatives of Buyer shall be entitled to conduct at times to be agreed with Seller such reasonable examinations, inspections, surveys, tests and investigations of the Real Property and all buildings, improvements and fixtures located thereon necessary in Buyer’s reasonable discretion to evaluate the Real Property. Buyer’s right of access and inspection shall be exercised confidentially and in such a manner as not to interfere unreasonably with the operations of the Hospital Facilities or Seller, and shall be coordinated through Seller’s Representative. The Seller hereby acknowledges that Buyer has a very limited time to conduct its due diligence and agrees to assist Buyer in such efforts by responding to any reasonable requests from Buyer for information in Seller’s possession or for access, in each case as promptly as practicable.

5.2 Operations. Seller will through the Cutoff Date, and, to the extent Seller may actually intervene to direct Buyer’s actions under the Management Contract, through the Closing Date:

(a) carry on its business pertaining to the Hospital Facilities in substantially the same manner as presently conducted, and not make any material change in personnel, operations, finance, accounting policies, or real or personal property pertaining to the Hospital Facilities;

(b) maintain the Hospital Facilities and all parts thereof in good operating condition, ordinary wear and tear excepted;

(c) perform its obligations under material agreements relating to or affecting the Hospital Facilities or the Purchased Assets;

(d) keep in full force and effect present insurance policies or other comparable insurance pertaining to the Hospital Facilities and Purchased Assets; and

(e) use reasonable commercial efforts to maintain and preserve its business organizations at the Hospital Facilities intact, retain its present Hospital Facilities employees and maintain its relationships with physicians, suppliers, customers, and others having business relations with the Hospital Facilities.

Seller shall promptly notify Buyer should Seller become aware of any Lien, notice, litigation, or threat of litigation relating to any alleged or actual unauthorized release of any Hazardous Substance with respect to any part of the Real Property.

5.3 Negative Covenants. Prior to the Cutoff Date, and, to the extent Seller may actually intervene to direct Buyer’s actions under the Management Agreement, through the Closing Date, Seller will not, without the prior written consent of Buyer (not to be unreasonably withheld or delayed and except for any contract or agreement entered into in connection with the geri-psych program pursuant to Section 5.3(e) below):

(a) amend or terminate any of the Assumed Contracts, enter into any contract or commitment, or incur or agree to incur any liability of or relating to the Hospital Facilities, except as provided herein or in the ordinary course of business of the Hospital Facilities and in no event greater than Fifty Thousand Dollars ($50,000) in the aggregate and except that any physician employment agreement shall require Buyer’s consent, no such consent to be unreasonably withheld or delayed;

(b) except in the ordinary course of Business, enter into any contract or commitment related to the Hospital Facilities with physicians or other referral sources;

(c) except in the ordinary course of Business, increase benefits arrangements or compensation payable or to become payable, or make any bonus payment to or otherwise enter into one or more bonus agreements (including, without limitation, adopt any employee retention plan or severance plan other than such “stay or retention bonus” for one or more executives of Seller as reasonably deemed advisable by Seller)) with any Hospital Facilities employee, except in the ordinary course of business in accordance with existing personnel policies;

(d) sell, assign, lease, or otherwise transfer or dispose of any property, plant, or equipment pertaining to the Hospital Facilities except for any sales or dispositions made in the normal course of business with comparable replacement thereof, provided, that Seller shall first obtain the Buyer’s consent (not be unreasonably withheld or delayed) with respect to the sale of any property, plant or equipment having a value individually in excess of $10,000) or $50,000 in the aggregate as to all such sales;

(e) incur costs in respect of construction-in-progress pertaining to the Hospital Facilities in excess of Fifty Thousand Dollars ($50,000) in the aggregate except as may reasonably be deemed necessary in connection with the start up of Seller’s geri-psych program; provided, however, any such construction or capital improvement related to Seller’s geri-psych program shall be subject to Buyer’s consent in advance of incurrence thereof, no such consent to be unreasonably withheld or delayed, and such expense shall be subject to reimbursement to Seller by Buyer as of Closing;

(f) take any action outside the ordinary course of business of the Hospital Facilities or their related ancillary services except as provided in the written transition services plan mutually agreed upon by the parties;

(g) sell, transfer, otherwise dispose of any Purchased Assets or reduce inventory of the Hospital Facilities, except in any such case in the ordinary course of business;

(h) enter into a collective bargaining agreement;

(i) make charitable contributions on behalf of the Hospital Facilities other than the provision of indigent and charity care services consistent with historic practices;

(j) without first obtaining Buyer’s consent (which consent may be withheld in Buyer’s sole discretion) convey any portion of the Real Property or, without the prior consent of Buyer (which consent may be withheld in Buyer’s sole discretion) convey any rights therein, or enter into any conveyance, security documents, easement or other agreement, or amend any existing agreement, which in any such case grants to any person or entity (other than Buyer) any rights with respect to the Real Property or any part thereof or any interest whatsoever therein;

(k) change accounting, collection or payment practices, policies or assumptions in respect of the Hospital Facilities, except as required by law; or

(l) enter into any agreement which would have a Material Adverse Effect on the Hospital Facilities.

5.4 Governmental Approvals. Seller shall during the Management Period (i) use reasonable commercial efforts to obtain any governmental approvals (or exemptions therefrom) which may be necessary or required to allow Seller to perform its obligations under this Agreement; and (ii) at no out-of-pocket expense to Seller, assist and cooperate in good faith with any reasonable request of Buyer in connection with Buyer obtaining any governmental approvals, licenses and permits (or exemptions therefrom) which may be necessary or appropriate and in preparing any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein.

5.5 Additional Financial Information. Within five (5) Business Days after they are created (but in any event no later than twenty (20) days following the end of each calendar month), Seller shall deliver to Buyer true and correct copies of the internal department financial and operational reports (collectively, the “Interim Statements”) of, or relating to, the Hospital Facilities for each month then ended, together with a year-to-date summary; provided, however, during the Management Period Buyer shall direct management staff of the Hospital Facilities to complete and forward to Seller and SunLink management reports and financial information consistent with past practices of Seller in order to permit Seller to comply with this Section 5.5. The Interim Statements will be based upon the books and records of the Seller and fairly represent in accordance with GAAP in all material respects (except as to the absence of footnotes and subject to year-end audit adjustments) its financial condition and results of operations as of the dates indicated thereon.

5.6 No-Shop Clause. Each of Seller and SunLink agrees that it shall not, and its Affiliates shall not, and Seller and SunLink shall direct their respective officers, directors, employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, at any time following the date of this Agreement and prior to the Closing Date: (i) offer for sale or lease all or any significant portion of the Purchased Assets or any ownership interest in Seller, (ii) solicit offers to buy all or any significant portion of the Purchased Assets or any ownership interest in Seller, (iii) initiate, negotiate, enter into or continue to negotiate with any person regarding any inquiries, proposals or offers relating to any disposition of all or any significant portion of the Purchased Assets or a merger or consolidation of Seller, or (iv) enter into any letter of intent or other agreement with any party (other than Buyer) with respect to the sale, assignment, or other disposition of all or any significant portion of the Purchased Assets or any ownership interest in Seller or with respect to a merger or consolidation of Seller. Seller will notify Buyer in writing of any inquiry or proposal concerning any such transaction within three (3) Business Days of receiving such proposal.

5.7 Insurance Ratings. Seller will, at no out-of-pocket cost to Seller, take such action as may reasonably be requested by Buyer to enable Buyer to succeed to the workers’ compensation and unemployment insurance ratings, and other ratings for insurance or other purposes established by Seller for the Hospital Facilities. Buyer shall not be obligated to succeed to any such ratings, except as it may elect to do so.

5.8 Professional and General Liability Coverage. Assuming Buyer shall not have advised Seller in writing on or before March 31, 2012 that Buyer is unsatisfied with its due diligence investigation of and with respect to the Hospital Facilities and Purchased Assets, Seller shall, at its sole cost, maintain prior to Closing and for a period of not less than two (2) years after Closing, insurance coverage on commercially reasonable terms from insurers to insure against the professional and general liabilities of the Hospital Facilities applicable to periods prior to Closing and at coverage levels comparable to the current policies insuring Seller in the pre-closing operations of the Hospital Facilities.

5.9 Medical Staff Disclosure. Seller shall deliver to Buyer a written disclosure containing a brief description of any adverse actions taken against medical staff members or applicants of the Acute Care Hospital or SNF during the past three (3) calendar years which Seller believes may reasonably be expected to result in claims or actions against Seller.

5.10 Surveys and Other Real Property Documents. Within five (5) days of the execution after this Agreement, Seller shall deliver or make available to Buyer copies of all existing surveys in Seller’s possession, if any, of the Real Property together with copies of other contracts or other documents as Seller deems of material importance to the condition and operation of the Real Property in Seller’s possession, if any. Buyer shall be entitled to obtain at Buyer’s expense current as-built surveys of the Real Property (collectively, the “Surveys”) meeting the requirements of an ALTA/ASCM survey and covering such other matters as may be required by the Title Company to allow it to issue the title policy contemplated by the Title Commitment.

5.11 Geri-Psych Unit Certificate of Need. Seller will use commercially reasonable efforts to file for an extension for the Certificate of Need related to the geriatric psychiatry unit before the deadline for filing such extension.

6. COVENANTS OF BUYER PRIOR TO CLOSING. Between the date of this Agreement and the Closing:

6.1 Governmental Approvals. Buyer shall use reasonable commercial efforts to obtain all governmental approvals, licenses and permits (or exemptions therefrom) that are attainable prior to Closing, which are necessary or required to allow Buyer to perform its obligations under this Agreement and to assist and cooperate with Seller and its representatives and counsel in obtaining all governmental consents, approvals, and licenses which Seller deems necessary or appropriate and in the preparation of any document or other material which may be required by any governmental agency as a predicate to or as a result of the transactions contemplated herein.

6.2 Title Commitment. Buyer shall be responsible, at its expense, for obtaining such title commitment for the Real Property (the “Title Commitment”) issued by such title insurance company as shall be acceptable to Buyer (the “Title Company”). Buyer shall be entitled to object to any title matters shown on the Title Commitment, in its discretion, by a written notice of objections delivered to Seller on or before the expiration of the Due Diligence Period. Buyer agrees that each of the Permitted Encumbrances listed in paragraph 2 of Schedule 3.11 of the Seller Disclosure Letter shall not be included in any such notice of objections, unless Buyer determines in its reasonable business judgment that any such Permitted Encumbrance would materially impair the continued use and operation of the Hospital Facilities in the manner currently operated by Seller. Seller shall have no obligation to remove or cure title objections, except for the following items, which shall be removed or cured by Seller by Closing: (i) lien for taxes for calendar years prior to 2012, (ii) the Combination Deed to Secure Debt, Security Agreement and Assignment of Leases and Rents by HealthMont of Georgia, Inc. in favor of Chatham Credit Management II, LLC, as Agent, effective as of April 23, 2008, recorded in Book 607, Page 36, Cook County Georgia Records and UCC Financing Statement naming HealthMont of Georgia, Inc. as Debtor and Chatham Credit Management II, LLC, as Agent, as Secured Party, recorded in Book 607, Page 83, aforesaid records, as affected by UCC Financing Statement Amendment, recorded in Book 638, Page 35, aforesaid records, (iii) any other monetary encumbrances against the Real Property arising by, through or under Seller, and (iv) any exceptions or encumbrances to title which are created by Seller after the date of this Agreement and not permitted by Section 5.3(j). As to any other exceptions or objections raised by Buyer, Seller shall have ten (10) days from the receipt of Buyer’s notice of objections to have such exceptions or objections removed, or, if acceptable to Buyer, to provide affirmative title insurance protection for such exceptions satisfactory to Buyer in Buyer’s sole discretion. If Seller fails either to provide for the removal of such exceptions or objections or to obtain affirmative title insurance protection for such exceptions or objections satisfactory to Buyer in Buyer’s sole discretion within such ten (10) day period, then Buyer may elect to terminate this Agreement by delivering written notice to Seller no later than three (3)

business days following such period, in which case Nine Hundred Thousand Dollars ($900,000) of the Earnest Money Deposit shall be returned to Buyer and One Hundred Thousand Dollars ($100,000) paid over to Seller. Buyer shall have the right at any time on or prior to the Closing Date to waive any objections that it may have made and, thereby, to preserve this Agreement in full force and effect. Buyer shall have the right to object to any adverse change in title (to the extent not arising by, through or under Buyer) which first appears of record after the Cutoff Date and on or prior to the Closing Date which change would materially adversely affect the use of the Hospital Facilities in and for substantially the use to which such Hospital Facilities are presently being employed or involve a loss in the fair market value (as reasonably determined by independent appraisal) of the Real Property in excess of $500,000, and if Seller cannot or will not cure or satisfy any such objection (or any objection which Seller has previously undertaken to cure or satisfy) on or prior to the Closing Date, Buyer may either terminate this Agreement, in which case Nine Hundred Thousand Dollars ($900,000) of the Earnest Money Deposit shall be returned to Buyer, or waive such objection.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. Notwithstanding anything herein to the contrary, the obligations of Buyer to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Buyer at the Closing:

7.1 Representations/Warranties. The representations and warranties of Seller

(i)	contained in this Agreement shall be, and

(ii)

Seller shall have taken no action (exclusive of any action by Buyer during the Management Period that is inconsistent with the policies or directives of Seller or otherwise in breach of the Management Agreement) which would cause any of the representations and warranties of Seller contained in this Agreement not to be, true in all material respects when made and as of the Closing Date as though such representations and warranties contained in this Agreement had been made on and as of such Closing Date, to the extent, but only to the extent, the failure of any one or more such representations and warranties to be true in all material respects would result in a Material Adverse Effect, and the terms, covenants, and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed or waived by Buyer at Closing, to the extent the failure to comply with or perform in all material respects any one or more of the terms, covenants, and conditions of this Agreement would result in a Material Adverse Effect.

7.2 Pre-Closing Confirmations. Buyer shall have obtained documentation or other evidence reasonably satisfactory to Buyer that Buyer has:

(a) Received approval from ORS, DCH and any other Government Entity to the extent their approval is required for the purchase of the Hospital Facilities and Purchased Assets by Buyer;

(b) Received confirmation from DCH that no further Certificate of Need review or approval is required before Buyer acquires the Acute Care Hospital and the SNF; and

(c) Obtained such other consents and approvals as may be material and legally or contractually required for the consummation of the transactions described herein the absence of the receipt of which would constitute a Material Adverse Effect.

7.3 Actions/Proceedings. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no governmental agency or body shall have taken or threatened in writing to take any other action or made any request of any party hereto as a result of which Buyer reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

7.4 Adverse Change. Since the date hereof until the Cutoff Date, there shall not have occurred any event, change or occurrence that has had a Material Adverse Effect on the Hospital Facilities, and prior to the Closing Date Seller shall not have suffered any material casualty loss or damage to the Purchased Assets in excess of $100,000 not covered in whole or in part by Insurance or any loss or damage in excess of Five Hundred Thousand Dollars ($500,000) whether or not covered by insurance.

7.5 Insolvency. Seller shall not (i) be in receivership or dissolution, (ii) have made any assignment for the benefit of creditors, (iii) have admitted in writing its inability to pay its debts as they mature, (iv) have been adjudicated as bankrupt, or (v) have filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar law or statute of the United States or any state, nor shall any such petition have been filed against Seller (individually, an “Insolvency Event”, and, collectively, “Insolvency Events”).

7.6 Consents to Assignments. All consents of third parties which are necessary to complete effectively the transactions herein contemplated the absence of the receipt of which would constitute a Material Adverse Effect shall have been obtained and are in form and substance reasonably satisfactory by Buyer.

7.7 Vesting/Recordation. Seller shall have furnished to Buyer, in form and substance reasonably satisfactory to Buyer, such deeds or other instruments of transfer as described in Section 2.2 hereof necessary to transfer to and effect the vesting in Buyer of all right, title, and interest in and to the Purchased Assets, in form for recording if such recording is necessary or appropriate.

7.8 Due Diligence. Buyer, acting in its sole and absolute discretion, shall not have advised Seller in writing on or before March 31, 2012 that Buyer is unsatisfied with its due diligence investigation of and with respect to the Hospital Facilities and Purchased Assets.

7.9 Employee Matters. Seller shall concurrently pay from the Purchase Price proceeds to its Hospital Facilities employees any accumulated unused paid time off (except for any extended illness benefits) accrued while in the employ of Seller as of the pay period ending immediately prior to the Closing except as to that paid time off to be assumed by Buyer, at Hired Employee's option, and deducted from the Purchase Price pursuant to Section 10.8 hereof.

7.10 Closing Deliveries. Seller shall have made the deliveries required to be made by it under Section 2.2 hereof.

7.11 Title Insurance. The willingness of Title Company to issue, on the Closing Date, assuming the payment of an amount no greater than its standard rate, its standard ALTA form owner’s policy of title insurance, insuring in the amount of the fair market value (as reasonably determined by independent appraisal) of the Real Property that title to the Real Property is vested of record in Buyer on the Closing Date, subject only to the Permitted Encumbrances that Seller is not required to remove or cure pursuant to Section 6.2, unless Seller otherwise removes or cures any such encumbrance (other than Permitted Encumbrances which Seller is not required to remove) after objection thereto by Buyer pursuant to Section 6.2.

8. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. Notwithstanding anything herein to the contrary, the obligations of Seller to consummate the transactions described herein are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent unless (but only to the extent) waived in writing by Seller at the Closing:

8.1 Representations/Warranties. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects and as of the Closing Date as though such representations and warranties had been made on and as of such Closing Date. Each and all of the terms, covenants, and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date pursuant to the terms hereof shall have been duly complied with and performed in all material respects or waived by Seller at Closing.

8.2 Actions/Proceedings. No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no written notice shall have been received from any governmental agency or governmental body indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by Seller or any of its Affiliates or to impose any restraint or restriction on the operation of the facilities of Seller or its Affiliates following the Closing.

8.3 Closing Deliveries. Buyer shall have made the deliveries required to be made by it under Section 2.3 hereof.

8.4 Buyer’s Due Diligence. Buyer, acting in its sole and absolute discretion, shall not have advised Seller in writing on or before March 31, 2012 that Buyer is unsatisfied with its due diligence investigation of and with respect to the Hospital Facilities and Purchased Assets.

9. COVENANTS NOT TO COMPETE.

9.1 Seller’s Covenant Not to Compete and Nonsolicitation. Each of Seller and SunLink hereby covenants that at all times from the Closing Date until the fifth (5th) anniversary of the Closing Date, Seller and SunLink shall not, and shall cause their respective Affiliates, and each of their successors and assigns, not to, directly or indirectly, (i) except as a consultant or contractor to or of Buyer (or any Affiliate of Buyer), own, lease, manage, operate, control, or participate in any manner with the ownership, leasing, management, operation or control of any business which offers services in competition with those services being provided by the Acute Care Hospital or the SNF as of the date of this Agreement within a fifty (50) mile radius of 706 North Parrish Avenue, Adel, Georgia (the “Territory”) without Buyer’s prior written consent (which Buyer may withhold in its sole and absolute discretion) or (ii) directly or indirectly, solicit or induce, or attempt to solicit or induce, any person who prior to Closing was an employee or independent contractor of Seller, and at Closing becomes an employee or independent contractor of Buyer, to terminate his or her employment relationship or engagement with Buyer or its Affiliates or to enter into an employment or similar relationship with any other Person; provided, however, that the foregoing shall not prevent the operation by Seller of any pharmacy company, the provision of information technology consulting services or assisting or rendering services outside the Territory to any physician on the medical staff of any hospital of SunLink or its subsidiaries or Affiliates who may draw patients from within the Territory to the extent such services are customary and usual services provided to members of such hospital’s medical staff generally. For purposes hereof, “solicit” or “induce” will not be deemed to include general solicitations through employment or physician search agencies or through the public media so long as not, in any such case, specifically directed or targeted to any employee(s) of Buyer at the Hospital Facilities or any physician on the staff of any of the Hospital Facilities.

9.2 Remedies. In the event of a breach of this Section 9, the parties recognize that monetary damages shall be inadequate to compensate the injured party and the injured party shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach. Nothing contained herein shall be construed as prohibiting the parties from pursuing any other remedy available to them for such breach or threatened breach. Seller and SunLink hereby acknowledge the necessity of protection against the competition and that the nature and scope of such protection has been carefully considered by the parties. Seller and SunLink further acknowledge and agree that the covenants and provisions of this Section 9 form part of the consideration under this Agreement and are among the inducements for Buyer entering into and consummating the transactions contemplated herein. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate for agreeing to the restrictions contained in this Section 9. If, however, any court determines that the foregoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable. The party who substantially prevails in an action to enforce this Section 9 shall be entitled to an award of costs and attorneys’ fees to be paid by the non-prevailing party.

The Parties agree that in construing this Section 9 in an enforcement action, the court should seek to comport with the reasonable intent and expectations of the Parties and in favor of providing reasonable protection of all legitimate business interest of the Buyer; and further if a court finds that a contractually specified restraint of Section 9 is overly broad, restrictive, or otherwise violates laws applicable to the scope of the restrictive covenant, then the Parties agree that the court may modify the restraint provision and grant only the relief reasonably necessary to protect such interest, or interests, and to achieve the original intent of the Parties to the extent possible.

10. ADDITIONAL AGREEMENTS.

10.1 Termination Prior to Closing.

(a) Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time upon the occurrence of any one of the following (i) automatically on the date upon which Buyer advises Seller in writing prior to April 1, 2012 that Buyer is unsatisfied with its due diligence investigation of and with respect to the Hospital Facilities and Purchased Assets, (ii) on or prior to the Closing Date by mutual consent of Seller and Buyer; (iii) on or prior to the Closing Date by Buyer, if satisfaction of any condition to Buyer’s obligations under Section 7 of this Agreement becomes impossible with the use of commercially reasonable efforts (unless the failure results primarily from Buyer’s breaching any material representation, warranty or covenant herein) and such condition shall not have been waived by Buyer; (iv) on or prior to the Closing Date by Seller, if satisfaction of any condition to Seller’s obligations under Section 8 of this Agreement becomes impossible with the use of commercially reasonable efforts (unless the failure results primarily from Seller’s breaching any material representation, warranty, or covenant herein) and such condition shall not have been waived by Seller; (v) by Buyer if a Material Adverse Effect shall have occurred to Seller prior to Closing which shall not have been remedied or shall cease to exist, in either case, within ten (10) Business Days after the occurrence thereof, (vi) by Buyer or Seller if the Closing Date shall not have taken place by July 31, 2012 unless extended by mutual agreement of Buyer and Seller, provided, however, that (A) Buyer shall only have the right to terminate this Agreement if at such time Buyer is not in breach of any representation, warranty or covenant of Buyer set forth herein and (B) Seller shall only have the right to terminate this Agreement if at such time Seller is not in breach of any representation, warranty or covenant of Seller set forth herein; or (vii) by Buyer pursuant to Sections 10.14 or 6.2 hereof.

(b) In the event of termination of this Agreement in accordance with Section 10.1, this Agreement will forthwith become void and have no effect, except that the provisions of this Section 10.1 and Article 12 will survive any termination hereof; provided, that (a) termination pursuant to clause (iii) or (iv) of Section 10.1 shall not relieve a defaulting or breaching party from any Liability to the other party resulting from any default or breach hereunder and (b) nothing herein shall relieve any party from liability for any fraud, willful breach or willful misrepresentation of this Agreement. For the avoidance of doubt and notwithstanding this Section 10.1(b), upon the termination of this Agreement pursuant to Section 10.1(a)(i) and the payment of $100,000 to Seller out of the Earnest Money Deposit, neither Buyer nor Seller shall have any further liability to the other with respect to the transactions contemplated by this Agreement.

10.2 Post Closing Access to Information. Seller and Buyer acknowledge that subsequent to the Cutoff Date, Seller may need, and subsequent to the Closing either party may need, access to information or documents in the control or possession of the other party for the purposes of concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of third party claims. Accordingly, Seller and Buyer agree that for a period of six (6) years after Closing each will make reasonably available to the other’s agents, independent auditors, counsel, and/or governmental agencies upon written request and at the expense of the requesting party such documents and information as may be available relating to the Purchased Assets for periods prior and subsequent to Closing to the extent necessary to facilitate concluding the transactions herein contemplated, audits, compliance with governmental requirements and regulations, and the prosecution or defense of claims.

10.3 Preservation and Access to Records After the Closing.

(a) After the Closing, Buyer shall, in the ordinary course of business and to the extent as required by law, keep and preserve in their original form the medical and billing records of patients in the Hospital Facilities as of the Closing. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating the Hospital Facilities it will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer agrees to abide by any such rules and regulations relating to the confidential information it acquires. Buyer agrees to maintain any patient records delivered to Buyer or then located at the Hospital Facilities at the Closing after Closing in accordance with applicable law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. §1395(v)(l)(i)), the privacy and security requirements of the Administrative Simplification subtitle of the HIPAA and applicable state requirements with respect to medical privacy and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Hospital Facilities after Closing.

(b) Upon reasonable notice, during normal business hours, at no out-of-pocket cost or expense to Buyer and upon Buyer’s receipt of any required consents and authorizations, Buyer will afford to the representatives of Seller full and reasonable access to, and copies of, the patient medical and billing records of the Hospital Facilities to the extent they relate to any services performed or bills rendered during any period prior to Closing for reasonable business purposes. Upon reasonable notice, during normal business hours and at no out-of-pocket cost or expense to Buyer, Buyer shall also make its officers and employees available to Seller at reasonable times and places after the Closing for the foregoing purposes. In addition, Seller shall be entitled, at Seller’s sole risk, to remove from the Hospital Facilities copies of any such patient and/or billing records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation and only upon Buyer’s receipt of any required consents and authorizations. Any patient record so removed from the Hospital Facilities shall be promptly returned to Buyer following its use by Seller. Any access to the Hospital Facilities, their records or Buyer’s personnel granted to Seller in this Agreement shall be upon the condition that any such access not materially interfere with the business operations of Buyer.

10.4 Tax and Medicare Effect. None of the parties (nor such parties’ counsel or accountants) has made or is making any representations to any other party (nor such party’s counsel or accountants) concerning any of the tax or Medicare effects of the transactions provided for in this Agreement as each party hereto represents that each has obtained, or may obtain, independent tax and Medicare advice with respect thereto and upon which it, if so obtained, has solely relied.

10.5 Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) the documents delivered at the Closing, and (c) financial statements, certificates and other information previously or hereafter furnished to Seller or to Buyer, may, subject to the provisions of Section 12.10 hereof, be reproduced by Seller and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.6 Cooperation on Tax Matters. Following the Closing, the parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing authority, all information, records or documents relating to tax liabilities or potential tax liabilities of Seller for all periods on or prior to the Closing and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents (to the extent a part of the Purchased Assets delivered to Buyer at Closing) at least until the expiration of any applicable statute of limitations or extensions thereof.

10.7 Other Payments. If Seller or Buyer receives any amount from Medicare or Medicaid, from any patient (including prepaid amounts), or from any other payor which, in any such case, relates to services rendered by another party hereto, the party receiving such amount shall immediately remit said full amount to such other party. If Buyer receives any payment of ICTF funds related to the fiscal year of Seller ending June 30, 2012, Buyer shall immediately remit said full amount to Seller.

10.8 Employee Matters.

(a) As of the Closing Date, Buyer shall offer employment to all active and qualified (subject to Buyer’s employment practices and policies) employees of Seller in good standing as of the Closing Date in positions and at compensation levels not less than those as are consistent with the compensation levels generally offered to employees of Buyer at locations in the same geographical areas of the Hospital Facilities (“Hired Employees”).

Notwithstanding anything to the contrary in this Agreement, Buyer and Seller agree that Buyer shall hire at least the minimum number of Seller’s employees as of the Closing, and upon such terms of employment, as necessary so as not to cause Seller to violate the WARN Act (defined below) in connection with the transition of the ownership of the Hospital Facilities from Seller to Buyer at the Closing. Buyer shall recognize the Hired Employees’ accrued seniority with Seller for purposes of Buyer’s employee benefit plans to the extent allowed or authorized by the terms, qualifications and limitations of said plans, and to the extent that such recognition does not require retroactive funding by Buyer for time or seniority accumulated by an employee of Seller prior to Closing. Buyer and Seller agree that Buyer shall assume for each Hired Employee such Hired Employee's accumulated and unused paid time off to benefit its employment with Buyer. Seller and Buyer shall agree on the dollar value of any unused paid time off accrued by Hired Employees prior to the Closing Date, for paid time off obligations for such Hired Employees and Buyer shall receive a dollar for dollar deduction from the Purchase Price in the amount of such paid time off assumed for such Hired Employees.

(b) Within the period of ninety (90) days before the Closing, Seller shall not, and within the ninety (90) days following the Closing, Buyer shall not: (1) permanently or temporarily shut down a single site of employment, or one or more facilities or operating units within a single site of employment, if the shutdown results in an employment loss during any thirty (30) day period at the single site of employment for fifty (50) or more employees, excluding any part-time employees; or (2) have a mass layoff at a single site of employment of at least thirty-three percent (33%) of the active employees and at least fifty (50) employees, excluding part-time employees in violation of the WARN Act. The terms “single site of employment,” “operating unit,” “employment loss” and “mass layoff” shall be defined as in the WARN Act. With respect to terminations of employees following the Closing, Buyer shall be responsible for any notification required under the WARN Act. In respect of the Hired Employees employed by Buyer, it shall provide such employees with employee benefits consistent with the benefits generally offered to similarly-situated employees of Affiliates of Buyer in the same geographic area as the Hospital Facilities.

(c) Buyer will credit each eligible Hired Employee and their eligible dependents under any applicable Buyer employee welfare benefit plans with any deductibles, co-payments or other cost-sharing amounts attributable to the Hired Employee or eligible dependent under the Seller’s employee welfare benefit plans, as the case may be, following receipt by Buyer of reasonable evidence of any such deductibles, co-payments and/or other cost-sharing amounts.

10.9 Contract Rights Not Assigned. Buyer and Seller shall use reasonable commercial efforts to obtain any third party consents to the assignment of the Contracts and the assignable permits; provided, that, Seller shall not agree to any additional term or fee requested by a third party to such Contract without the prior consent of Buyer. If one or more of such consents is not obtained where such failure to obtain consent would reasonably be expected to result in a Material Adverse Effect, Buyer shall have the right, acting reasonably and in good faith, to terminate this Agreement. If any other consent to assignment of the Contracts or assignable Permits is not obtained, Seller and Buyer shall cooperate in good faith after Closing in any reasonable arrangement designed to provide Buyer the benefits of such Contracts and Permits.

10.10 Use of Hospital Forms, Policies and Records. For a period of sixty (60) days following the Closing Date, Seller shall permit Buyer to continue to use all electronic and printed forms and policies (the “Hospital Forms”) historically used by Seller in connection with the operation of the Hospital Facilities, regardless of whether such forms contain Seller’s trade names, trademarks and/or service marks. Upon Closing, Seller shall provide Buyer with a database of information regarding prior patients so that Buyer may timely request a prior patient’s records should that patient be readmitted. Additionally, Buyer shall have complete access to all documents, policies and records stored on that portion of the computer system designated specifically to patient clinical care and patient billing.

10.11 Misdirected Payments, Etc. Seller and Buyer covenant and agree to remit to the other, with reasonable promptness, any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the other. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to the Seller or the Hospital Facilities resulted in an overpayment or other determination that funds previously paid by any program or plan to the Seller or the Hospital Facilities must be repaid, Seller shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Closing Date and Buyer shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Closing Date. In the event that, following Closing, Buyer suffers any offsets against reimbursement under any third-party payor or reimbursement programs otherwise payable to Buyer, relating to amounts owing under any such programs by Seller or any of its Affiliates, Seller shall immediately upon demand from Buyer pay to Buyer the amounts so billed or offset.

10.12 Use of Controlled Substance Permits. To the extent permitted by applicable law, Buyer shall have the right, for a period not to exceed one hundred twenty (120) days following the Closing Date, to operate under the licenses and registrations of Seller relating to controlled substances and the operations of pharmacies, until Buyer is able to obtain such licenses and registrations for itself. In furtherance thereof, Seller shall execute and deliver to Buyer at or prior to the Closing a limited power of attorney substantially in the form of Exhibit D hereto.

10.13 Interim Billing and Transition Services Agreement. Buyer anticipates that (i) it may not obtain by the Closing Date all necessary governmental approvals to allow it to bill following Closing for services at the Hospital Facilities, and (ii) it will require information technology services from Seller or SunLink during a period of transition following Closing. Accordingly Buyer, Seller and SunLink agree to negotiate a mutually satisfactory form of agreement on or before the Cutoff Date (to be executed at the Closing) (x) providing for Buyer’s billing, at Buyer’s option, under Seller’s third party payor agreements for a period of approximately one hundred eighty (180) days, more or less, following Closing, and (y) for the provision of interim information technology services to Buyer of the type currently provided by SunLink to Seller for a period of approximately one hundred eighty (180) days, more or less, following Closing.

10.14 Condemnation or Destruction.

(a) Condemnation. Seller hereby represents and warrants that there is no action or proceeding pending, or, to Seller’s Knowledge, threatened for condemnation or other taking of all or any part of the Real Property by friendly acquisition or statutory proceeding. Seller agrees to give Buyer prompt written notice of any such actions or proceedings that would result in the taking of all or part of the Real Property which Seller receives written notice thereof or, to Seller’s Knowledge, which are contemplated. If, prior to the Closing, all or any material part of the Real Property is subject to a bona fide threat of condemnation by a body having the power of eminent domain, or is taken by eminent domain or condemnation, or sale in lieu thereof, then Buyer, by written notice to Seller, to be received within ten (10) Business Days of notice of such threat, condemnation or taking given by Seller, or by the Closing date, whichever is earlier, may elect to terminate this Agreement.

(b) Damage or Destruction. If, prior to the Closing, all or any material part of the Real Property is damaged or destroyed by any cause, Seller agrees to give Buyer prompt written notice of such occurrence and the nature and extent of such damage and destruction, and, if any such damage or destruction involves a loss or damage exceeding Five Hundred Thousand Dollars ($500,000), Buyer, by written notice to Seller, to be given within ten (10) Business Days of Seller’s notice of such damage or destruction, or by the Closing Date, whichever is earlier, may elect to terminate this Agreement.

(c) Termination. If this Agreement is terminated as a result of the provisions of either Section 10.14(a) or Section 10.14(b) hereof, Seller shall be entitled to One Hundred Thousand Dollars ($100,000) from the Earnest Money Deposit and Buyer shall be entitled to receive a refund of the Nine Hundred Thousand Dollars ($900,000) balance of the Earnest Money Deposit from Escrow Agent, whereupon the parties shall have no further rights or obligations hereunder, except for those which expressly survive any such termination.

(d) Awards and Proceeds. If Buyer does not elect to terminate this Agreement following any notice of a threat of taking or taking by condemnation or notice of damage or destruction to the Real Property, as provided in Sections 10.14(a) and 10.14(b) above, this Agreement shall remain in full force and effect and the conveyance of the Real Property contemplated herein, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, shall be effected with no further adjustments. At the Closing, Seller shall assign, transfer and set over to Buyer all of Seller’s right, title and interest in and to any awards, payments or insurance proceeds for the actual value of the property lost or destroyed or loss from business interruption, that have been or may thereafter be made for any such taking, sale in lieu thereof or damage or destruction, to the extent such awards, payments or proceeds shall not have theretofore been used for restoration of the Real Property pursuant to a plan of restoration approved in writing by Buyer.

10.15 Patient Billings.

(a) Buyer Receivables. Buyer shall be entitled to the accounts receivable which arise from services provided to patients of the Hospital Facilities after the Cutoff Date (the “Buyer Receivables”). The Buyer Receivables shall include, without limitation amounts prepaid by patients to compensate for hospital days and collectible receivables attributable to services rendered on or after the Cutoff Date to patients of the Hospital Facilities who were patients of the Hospital Facilities prior to the Cutoff Date and patients of the Hospital Facilities after the Cutoff Date (the “Straddle Patients”).

(b) Seller Receivables. To compensate Seller for services rendered and medicine, drugs and supplies provided prior to the Cutoff Date with respect to the Straddle Patients, the following shall apply:

(i) Cut-off Billings. To the extent that a payor will accept a cut-off billing, Seller shall prepare cut-off billings for all Straddle Patients as of the date immediately preceding the Cutoff Date. All payments which are received related to the cut-off billings will be property of Seller.

(ii) Cut-off Billings Not Accepted. If the payor of any Straddle Patient cannot or does not for any reason accept cut-off billings, then Buyer, to the extent Buyer has an agreement with such payor, shall submit billings to such payor for the entire portion of such Straddle Patient’s stay. To the extent applicable, Buyer shall also provide a copy of all remittance advices or other documentation related thereto to Seller within five (5) days of submitting claims for Straddle Patients to payors. To the extent Buyer receives funds from such payor, Buyer shall then remit to Seller within fifteen (15) days after each receipt of payment with respect to such billing the amount determined by multiplying the total payment received for such Straddle Patient by a fraction, the numerator of which shall be the number of days such Straddle Patient was a patient prior to the Cutoff Date, and the denominator of which shall be the total number of days such Straddle Patient was a patient, both before and after the Cutoff Date.

To the extent that Buyer does not have an agreement with such payor, then Buyer shall, within five (5) days from the date of discharge of any Straddle Patient, provide Seller with such documentation as may be necessary, including but not limited to remittance advices or other documentation related thereto, for Seller to submit billings to such payor for the entire portion of such Straddle Patient’s stay. Seller shall then remit to Buyer within fifteen (15) days after each receipt of payment with respect to such billing the amount determined by multiplying the total payment received for such Straddle Patient by a fraction, the numerator of which shall be the number of days such Straddle Patient was a patient following the Cutoff Date, and the denominator of which shall be the total number of days such Straddle Patient was a patient, both before and after the Cutoff Date.

11. INDEMNIFICATION.

11.1 Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller and its Affiliates, and its and their respective officers and employees (collectively, “Seller Indemnified Parties”), from and against any and all losses, liabilities, damages, costs (including, without limitation, court costs) and expenses (including, without limitation, reasonable attorneys’ fees and reasonable fees of expert consultants and witnesses) (individually, a “Loss” and collectively, the “Losses”) that such Seller Indemnified Party incurs as a result of (i) any misrepresentation or breach of warranty by Buyer under this Agreement, (ii) any breach by Buyer of, or any failure by Buyer to perform, any covenant or agreement of, or required to be performed by Buyer under this

Agreement, unless waived by Seller at Closing, (iii) any of the Assumed Liabilities, (iv) any claim made by a third party with respect to the operation of the Hospital Facilities on or following the Closing Date including without limitation, any claim that Buyer or its Affiliates violated applicable laws or billed for services improperly, and any claim associated with Buyer’s use of the Hospital Forms, or (v) any claim by a government authority under the Medicare or Medicaid laws governing the operation of the Hospital Facilities by Buyer or any Affiliate of Buyer made against any Seller Indemnified Party resulting from our arising out of the transfer to Buyer of, or Buyer’s use of, Seller’s Medicare or Medicaid provider numbers and any related authorizations, if such assets are included in the Purchased Assets pursuant to Section 1.1. No representation or warranty by Buyer herein contained shall survive Closing except through and pursuant to operation of this Section 11.1 and, except with respect to any Loss to the extent, but only to the extent, resulting from Buyer’s fraud or intentional misrepresentation, Seller’s remedies for monetary damages in respect thereof after Closing shall be limited to indemnification provided by Buyer pursuant to this Article 11.

11.2 Indemnification by Seller. Seller shall defend, indemnify and hold harmless Buyer and its Affiliates, and its and their respective officers and employees (collectively, “Buyer Indemnified Parties”), from and against any and all Losses that such Buyer Indemnified Party incurs as a result of (i) any misrepresentation or breach of warranty by Seller under this Agreement, (ii) any breach by Seller of, or any failure by Seller to perform, any covenant or agreement required to be performed by Seller under this Agreement, unless waived by Buyer at Closing, (iii) any of the Excluded Liabilities, or (iv) any claim made by a third party with respect to the operation of the Hospital Facilities prior to the Closing Date (x) including without limitation, any claim that Seller or its Affiliates violated applicable laws or billed for services improperly, but (y) excluding any such claim arising in or with respect to the Management Period based upon or resulting from the acts or omissions of Buyer taken or omitted during the Management Period (other than acts or omissions of Buyer pursuant to the express directions or in accordance with the written policies of Seller or expressly required by Section 3 or Section 4.1 of the Management Agreement). No representation or warranty by Seller herein contained shall survive Closing except through and pursuant to operation of this Section 11.2 and, except with respect to any Loss to the extent, but only to the extent, resulting from Seller’s fraud or intentional misrepresentation, Buyer’s remedies for monetary damages in respect thereof after Closing shall be limited to indemnification provided by Seller pursuant to this Article 11.

11.3 Notice and Control of Litigation. If any claim or liability is asserted in writing by a third party against a party entitled to indemnification under this Section 11 (the “Indemnified Party”) which would give rise to a claim under this Section 11, the Indemnified Party shall notify the person giving the indemnity (the “Indemnifying Party”) in writing of the same within five (5) days of receipt of such written assertion of a claim or liability. The Indemnifying Party shall have the right to defend a claim and control the defense, settlement, and prosecution of any litigation with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party, within five (5) days after notice of such claim, fails to defend such claim, the Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and at the risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise, or final determination thereof. Anything in this Section 11.3 notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, compromise, and settle such claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant to the Indemnified Party of a release from all liability in respect of such claim. The foregoing rights and agreements shall be limited to the extent of any requirement of any third-party insurer or indemnitor. All parties agree to cooperate fully as necessary in the defense of such matters. Should the Indemnified Party fail to notify the Indemnifying Party in the time required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.4 Notice of Claim. If an Indemnified Party becomes aware of any breach of the representations or warranties of the Indemnifying Party hereunder or any other basis for indemnification under this Section 11, the Indemnified Party shall notify the Indemnifying Party in writing of the same within forty-five (45) days after becoming aware of such breach or claim, specifying in detail the circumstances and facts which give rise to a claim under this Section 11. Should the Indemnified Party fail to notify the Indemnifying Party within the time frame required above, the indemnity with respect to the subject matter of the required notice shall be limited to the damages that would have nonetheless resulted absent the Indemnified Party’s failure to notify the Indemnifying Party in the time required above after taking into account such actions as could have been taken by the Indemnifying Party had it received timely notice from the Indemnified Party.

11.5 Claims Period.

(a) The Claims Period with respect to Buyer’s Losses arising under Section 11.2 shall begin on the Closing Date and terminate as follows: (i)with respect to Buyer Losses arising out of a breach of a representation or warranty under Sections 3.1, 3.2 or 3.3 hereof, indefinite; (ii) with respect to Buyer’s Losses arising out of a breach of representation or warranty under Section 3.9 (Regulatory Compliance), Section 3.13 (Employee Benefit Plans) and/or Section 3.15 (Environmental Laws), the third anniversary of the Closing Date; and (iii) with respect to Buyer Losses arising out of any other matter, the second (2nd) anniversary of the Closing Date;

(b) The Claims Period with respect to Seller’s Losses arising under Section 11.1 shall begin on the Closing Date an terminate as follows: (i) with respect to Seller’s Losses arising out of a breach of a misrepresentation or warranty under Section 4.1(a) and 4.2 and (ii) with respect to Seller’s Losses arising out of any other matter, the second (2nd) anniversary of the Closing Date; and

(c) Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

11.6 Liability Limits.

(a) Notwithstanding anything to the contrary set forth in this Agreement, Buyer Indemnified Parties shall not make a claim against the Seller for indemnification under this Agreement for Buyer Losses unless and until the aggregate amount of such Buyer Losses exceeds One Hundred Thousand Dollars ($100,000) (the “Deductible”) in which event Buyer Indemnified Parties may claim indemnification for all Buyer Losses in excess of the Deductible.

(b) Notwithstanding anything to the contrary set forth herein, the maximum aggregate liability of the Seller for indemnification under this Agreement shall not exceed in the aggregate and without duplication Four Million Dollars ($4,000,000) in the case of any claims against Buyer with respect to recapture of any payment made to Seller under the ICTF, or Medicare, Medicaid, Blue Cross, and CHAMPUS/TRICARE cost reports filed by Seller, or to be filed, for or relating to periods prior to Closing for services rendered by Seller up to the Cutoff Date or (ii) Two Million Dollars ($2,000,000) for any other claim.

11.7 Effect of Insurance and Other Sources of Reimbursement. The amount of any Losses for which indemnification is provided under this Article 11, shall be reduced (a) by the insurance proceeds received with respect to any such Loss (net of the out-of-pocket cost, including reasonable attorneys fees and disbursements, of recovery), and (b) by any other amount recovered from third parties by the Indemnified Party (or its Affiliates) with respect to any Loss (net of the out-of-pocket cost, including reasonable attorneys fees and disbursements, of recovery). If any Indemnified Party shall have received any indemnification payment pursuant to this Article 11 with respect to any Loss, such Indemnified Party shall administratively file in good faith claims with any insurers providing any coverage for any such Losses to recover reimbursement therefore under any applicable insurance policy and shall pursue such recovery in good faith. If any Indemnified Party shall have received any payment pursuant to this Article 11 with respect to any Loss and has or shall subsequently have received insurance proceeds or other amounts with respect to such Loss, then such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of any reasonable out-of-pocket expenses incurred by it in procuring such recovery), but not in excess of the amount previously so paid by the Indemnifying Party. If any Indemnified Party shall have received any payment pursuant to this Article 11 with respect to any Loss and has or shall subsequently have a claim against a third party other than any insurer, such Indemnified Party shall, upon request and at the option of the Indemnifying Party either (i) pursue such claim in good faith by adequate proceedings and promptly pay over to the Indemnifying Party the amount so recovered (after deducting the amount of any reasonable out-of-pocket expenses incurred by it in procuring such recovery) or (ii) assign such claim to the Indemnifying Party and permit the Indemnifying Party to pursue such claim.

12. MISCELLANEOUS.

12.1 Schedules and Other Instruments. Each Schedule of the Seller Disclosure Letter and Exhibit to this Agreement shall be considered a part hereof as if set forth herein in full. From the date hereof until (i) the Cutoff Date, Seller may and (ii) until the Closing Date Seller shall, update the Seller Disclosure Letter and until the Closing Date Buyer shall update Buyer’s Schedules. Any other provision herein to the contrary notwithstanding, the Seller Disclosure Letter and all other Schedules, Exhibits, or other instruments provided for herein and not delivered at the time of execution of this Agreement or which are incomplete at the time of execution of this Agreement shall be delivered or completed within ten (10) days after the date hereof or prior to the Cutoff Date, whichever is sooner. No update to the Schedules after the Cutoff Date, shall impact or modify Seller’s or Buyer’s rights under Section 10.1, Article 7, Article 8 or Article 11.

12.2 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of a party, the other party or parties shall execute such additional instruments and take such additional actions as the requesting party may reasonably deem necessary to effectuate this Agreement. In addition and from time to time after Closing, Seller shall execute and deliver such other instruments of conveyance and transfer, and take such other actions as Buyer reasonably may request, more effectively to convey and transfer full right, title, and interest to, vest in, and place Buyer in legal and actual possession of, any and all of the Hospital Facilities and the Purchased Assets. Seller shall also furnish Buyer with such information and documents in its possession or under its control, or which Seller can execute or cause to be executed, as will enable Buyer to prosecute any and all petitions, applications, claims, and demands relating to or constituting a part of the Hospital Facilities or the Purchased Assets. Additionally, each party shall cooperate and use its best efforts to have its present directors, officers, and employees cooperate with the other party on and after Closing in furnishing information, evidence, testimony, and other assistance in connection with any action, proceeding, arrangement, or dispute of any nature with respect to matters pertaining to the items subject to this Agreement.

12.3 Consented Assignment. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any claim, right, contract, license, lease, commitment, sales order, or purchase order if an attempted assignment thereof without the consent of the other party thereto would constitute a breach thereof or in any material way affect the rights of Seller thereunder, unless such consent is obtained. Each of Seller and Buyer shall use reasonable commercial efforts to obtain any third party consents to the transactions contemplated by this Agreement. If such consent is not obtained, or if an attempted assignment would be ineffective or would materially affect the rights thereunder of Seller so that Buyer would not in fact receive all such rights, Seller and Buyer shall cooperate in good faith in any reasonable arrangement designed to provide for Buyer the benefits under any such claim, right, contract, license, lease, commitment, sales order, or purchase order, including, without limitation, enforcement of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.

12.4 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by a party, or whenever a party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed and such discretion shall be reasonably exercised. This Section 12.4 shall not apply to Buyer’s right to terminate this Agreement pursuant to Section 10.1(a)(i).

12.5 Legal Fees and Costs. In the event a party elects to incur legal and other expenses to enforce any provision of this Agreement by judicial proceedings, the substantially prevailing party will be entitled to recover such expenses, including, without limitation, reasonable attorneys’ fees and reasonable costs, expert and accountant fees and costs, and necessary disbursements at all court levels, in addition to any other relief to which such party shall be entitled.

12.6 Choice of Law. This Agreement shall be construed in accordance with the laws of the State of Georgia. By execution of this Agreement, the parties acknowledge and agree that any dispute or claim either party has against the other arising out of or in any way connected with the rights, obligations, or responsibilities contained in the Agreement shall, to the extent such dispute or claim is not resolved through non-judicial means (such as business negotiations or alternative dispute resolution), be litigated in a court in the State of Georgia, and, accordingly, Buyer and Seller hereby freely and voluntarily consent to the jurisdiction and venue of the Superior Court of Cobb County, Georgia, as the proper forum for the resolution of any such dispute or claim with proper federal jurisdiction. The Buyer and Seller hereby freely and voluntarily consent to the jurisdiction and venue of the U.S. District Court for the Northern District of Georgia as proper forum for resolution of any dispute or claim between the parties that may not be brought properly in Superior Court of Cobb County, Georgia.

12.7 Benefit/Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors, and assigns. No party may assign this Agreement without the prior written consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that Buyer may, without the prior written consent of the Seller, assign its rights and delegate its duties hereunder to one or more Affiliates (as defined in Section 12.18) but no such assignment shall relieve Buyer of any of its obligations hereunder except to the extent fully performed by such assignee.

12.8 No Brokerage. Subject to Section 3.31, Buyer and Seller each represent and warrant to the other that it has not engaged a broker in connection with the transactions described herein, except that the Seller has engaged Health Strategy Partners, LLC, Nashville, Tennessee and Buyer has engaged Kaufman Hall. Each party agrees to be solely liable for and obligated to satisfy and discharge all loss, cost, damage, or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such party.

12.9 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated and except as set forth herein, the parties agree that, except as set forth in Sections 9, 11.1, 11.2, and 12.5: (i) Seller shall pay the fees, expenses, and disbursements of Seller and its agents, representatives, accountants, and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; (ii) Buyer shall pay the fees, expenses, and disbursements of Buyer and its agents, representatives, accountants and legal counsel incurred in connection with the subject matter hereof and any amendments hereto; and (iii) Seller shall pay any state real property transfer tax in connection with the conveyance of the Real Property and Buyer shall pay any Georgia Sales tax associated with or assessed in connection with the conveyance of any other of the Purchased Assets (provided in any such case the transaction is not exempt by State Law).

12.10 Confidentiality. It is understood by the parties hereto that the information, documents, and instruments delivered to Buyer by Seller and its agents and the information, documents, and instruments delivered to Seller by Buyer and its agents are of a confidential and proprietary nature. Subject to Buyer’s obligations pursuant to the Georgia Open Records Law (O.C.G.A. § 50-18-70, et. seq.) and Georgia Open Meetings Law (O.C.G.A. § 50-14-1, et. seq.) each of the parties hereto agrees that prior to the Closing it will maintain the confidentiality of all such confidential information, documents, or instruments delivered to it by each of the other parties hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its duly authorized officers, members, directors, representatives, and agents (including consultants, attorneys, and accountants of each party) and applicable governmental authorities in connection with any required notification or application for approval or exemption therefrom. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession or under its control to the other parties to this Agreement. Each of the parties hereto recognizes that any breach of this Section 12.10 would result in immediate and irreparable harm to the other party to this Agreement and its Affiliates and that therefore either Seller or Buyer shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to all of its other legal and equitable remedies. Nothing in this Section 12.10, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings as in the opinion of Seller’s counsel or Buyer’s counsel are required by law or governmental regulations or are otherwise required to be disclosed pursuant to applicable state law, including the Georgia Open Records Law (O.C.G.A. § 50-18-70, et. seq.) and Georgia Open Meetings Law (O.C.G.A. § 50-14-1, et. seq.). Seller recognizes that as a Georgia Hospital Authority, records of Buyer are subject to public disclosure pursuant to the Georgia Open Records Law and Georgia Open Meetings Law, except to the extent there exists an applicable exemption thereunder. With respect to the period prior to Closing, prior to any such disclosure by Buyer of the information, documents, and instruments delivered to Buyer by Seller and its agents, Buyer shall provide notice to Seller and cooperate reasonably and in good faith with Seller at Buyer’s expense to protect the confidentiality of such information to the fullest extent permitted by law. Nothing in this Agreement shall invalidate or affect the obligations of Buyer under any confidentiality or non-disclosure agreement between the parties.

12.11 Public Announcements. Seller and Buyer mutually agree that no party hereto shall release, publish, or otherwise make available to the public in any manner whatsoever any information or announcement regarding the transactions herein contemplated without the prior written consent of Seller’s and Buyer’s

Representatives, except for information and filings reasonably necessary to be directed to governmental agencies to fully and lawfully effect the transactions herein contemplated or required in connection with securities and other laws. Further, the initial public announcements regarding the transaction herein contemplated shall be by joint announcement of Seller and Buyer.

12.12 Waiver of Breach. The waiver by any party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or any other provision hereof.

12.13 Notice. Any notice, demand, or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by receipted overnight delivery, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

Seller:	HealthMont of Georgia, Inc. c/o SunLink Health Systems, Inc. 900 Circle 75 Parkway, Suite 1120 Atlanta, GA 30339 Attn.: Robert M. Thornton, Jr.

With a copy to:	Smith, Gambrell & Russell, LLP Suite 3100 Promenade Two 1230 Peachtree Street, N.E. Atlanta, Georgia 30309-3592 Attn.: Howard E. Turner

Buyer:	Tift Regional Medical Center 901 E. 18th Street Tifton, GA 31794 Attn.: Mr. William T. Richardson

With a copy to:	Alston & Bird, LLC One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309-3424 Attn.: Michelle A. Williams

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party.

12.14 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be and remain in full force and effect, enforceable in accordance with its terms.

12.15 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

12.16 Divisions and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

12.17 Survival. The representations, warranties and post-closing obligations made by the parties in this Agreement or pursuant hereto in any certificate, instrument, or document shall survive for the applicable claims period set forth in Section 11.5 the consummation of the transactions described herein.

12.18 Affiliates . As used in this Agreement, the term “Affiliate” means, as to the entity in question, any person or entity that directly or indirectly Controls, is Controlled by or is under common Control with, the entity in question.

12.19 Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means an event, change or circumstance which, individually or together with any other event, change or circumstance has a material adverse effect of (i) $100,000 or more in the case of any event, change or circumstance occurring prior to the Cutoff Date or (ii) $500,000 or more in the case of any event, change or circumstance occurring prior to the Closing Date, in either case, on the condition, financial or otherwise, of the Purchased Assets, the business of, or the results of operations of, the Hospital Facilities; provided, however, that no event change or circumstance to the extent arising out of, resulting from, or attributable to the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred: (i) general economic conditions; (ii) any changes in GAAP, applicable law or regulation, or the interpretation thereof; (iii) the taking by Seller of any specific action at the request or direction of Buyer; (iv) factors affecting the hospital or nursing home industry generally, including any changes in the general level of profitability, reimbursement, prices of drugs, physician or nursing costs; or (v) any actions taken by Seller or any Affiliate of Seller that are required by this Agreement; provided, however, that any change or circumstance referred to in clauses (i), (ii), or (iv) above may be taken into account in determining whether a Material Adverse Effect has occurred to the extent (but only to the extent) that such change or circumstance has a materially disproportionate effect on the Hospital Facilities (relative to the adverse effect generally on hospitals and nursing homes of the same or similar size, financial resources, and financial condition as the Hospital Facilities)

12.20 Waiver of Jury Trial . EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF

THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

12.21 Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. on the Closing Date, unless otherwise provided herein or agreed in writing by Seller and Buyer.

12.22 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.

12.23 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Buyer and Seller and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other person other than solely with respect to claims, if any, by the Seller Indemnified Parties made under Section 11.1 and/or Buyer Indemnified Parties made under Section 11.2.

12.24 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

12.25 Force Majeure. Whenever a period of time is prescribed herein for action to be taken by either Seller or Buyer, except for any obligation for the payment of money, neither shall be liable or responsible for, and there shall be excluded from the computation for any period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions, or any other cause of any kind whatsoever which is beyond the reasonable control of either Seller or Buyer, as the case may be.

12.26 Entire Agreement/Amendment. This Agreement supersedes all previous contracts or understandings, including any offers, letters of intent, proposals or letters of understanding, and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and, except for any amendment hereto made in accordance with Section 1.1 with respect to Seller’s Medicare or Medicaid provider numbers and related assets, no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

12.27 Risk of Loss. Notwithstanding any other provision hereof to the contrary, the risk of loss in respect of casualty to the Purchased Assets shall be borne by Seller prior to the time of Closing and by Buyer thereafter.

12.28 Waiver of Bulk Sales Law Compliance. Buyer hereby waives compliance by Seller with the requirements, if any, of Article 6 of the Uniform Commercial Code as in force in any state in which the Purchased Assets are located and all other similar laws applicable to bulk sales and transfers.

12.29 Guaranty. SunLink, a Delaware corporation and the owner of all the issued and outstanding capital stock of Seller indirectly through an intermediate wholly owned subsidiary, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby unconditionally and irrevocably guarantee (as primary obligor and not merely as surety) to Buyer the payment and performance by Seller of all Seller’s obligations under this Agreement. Such guarantee is a continuing guarantee of performance of the obligations of Seller and shall be binding upon and enforceable against SunLink without regard to any change in the status of SunLink as indirect owner of Buyer or any amendment or modification to any of the obligations of Seller under this Agreement. The liability of SunLink hereunder shall not be released or diminished by any modification or alteration of the terms of this Agreement or any forbearance, neglect or delay in seeking performance of the obligations of Seller or those hereby undertaken by SunLink.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their authorized officers, all as of the date first above written.

HOSPITAL AUTHORITY OF TIFT COUNTY, GEORGIA (BUYER)

By:

HEALTHMONT OF GEORGIA, INC. (SELLER)

By:

Title:

SUNLINK HEALTH SYSTEMS, INC. (SUNLINK)

By:

Title: